UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE HANOVER INSURANCE GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

Annual Meeting

of Shareholders

to be held

May 16, 2017

Corporate Headquarters

440 Lincoln Street

Worcester, Massachusetts 01653

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

Letter to our Shareholders from Joseph M. Zubretsky, our President and Chief Executive Officer

March 30, 2017

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 16, 2017, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. Your vote is important. We hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the accompanying Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

Sincerely,

Joseph M. Zubretsky

President and Chief Executive Officer

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2017

To the Shareholders of The Hanover Insurance Group, Inc.:

Below please find the details regarding the 2017 Annual Meeting of Shareholders of The Hanover Insurance Group, Inc.:

LOCATION:	Our corporate headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653

DATE AND TIME:	Tuesday, May 16, 2017, at 9:00 a.m. local time

ITEMS OF BUSINESS:

1.      The election of four individuals to the Board of Directors;

2.      The advisory approval of the Company’s executive compensation;

3.      An advisory vote on the frequency of holding an advisory vote on executive compensation;

4.      The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent, registered public accounting firm for 2017; and

5.      Such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE:	The Board of Directors has fixed March 17, 2017 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

March 30, 2017

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the

Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 16, 2017: The Proxy Statement and Annual Report to Shareholders are available at www.envisionreports.com/thg.

2017 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

The Hanover Insurance Group, Inc. 2017 Proxy Statement

PROXY STATEMENT SUMMARY

This summary provides highlights of the important information contained elsewhere in our Proxy Statement. It does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement before voting.

The Hanover Insurance Group, Inc. 2017 Proxy Statement	i

PROXY STATEMENT

We have made these proxy materials available to you on or about March 30, 2017 via the Internet or, at your request, have forwarded you paper copies of these proxy materials by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at our Annual Meeting of Shareholders to be held on May 16, 2017 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials unless you request one. The Notice instructs you on how to access the proxy materials via the Internet. The Notice also instructs you on how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials? These proxy materials include our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended December 31, 2016 (the “Annual Report”), including our financial statements and the report of PricewaterhouseCoopers LLP (“PwC”) thereon. The Annual Report is neither a part of this Proxy Statement nor incorporated herein by reference. If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting? At the Annual Meeting, shareholders will act on the following matters:

•	election of four directors;
•	advisory approval of the Company’s executive compensation;
•	advisory vote on the frequency of holding an advisory vote on executive compensation; and
•	ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2017.

Any other business that properly comes before the Annual Meeting will also be considered. In addition, management will provide comments and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting? Only shareholders of record at the close of business on March 17, 2017 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock? Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote? The Board is soliciting your vote at the Annual Meeting. We have retained Georgeson LLC of New York, N.Y., to help us solicit proxies personally or by mail, phone or Internet. We anticipate the costs of this service will be approximately $9,500, plus reasonable expenses. Proxies may also be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, electronic transmission or facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to beneficial owners of Common Stock.

How does the Board recommend that I vote? Our Board recommends that you vote your shares “FOR” the election of each nominee to the Board, for every “ONE” year for the frequency of holding advisory votes on executive compensation, and “FOR” each of the other proposals specifically identified in this Proxy Statement for action at the Annual Meeting.

The Hanover Insurance Group, Inc. 2017 Proxy Statement	1

How many shares are entitled to vote at the Annual Meeting? As of the Record Date, 42,673,496 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting? A quorum (a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions will be treated as present at the Annual Meeting for the purpose of determining a quorum and, because brokers have the discretionary authority to vote on one proposal (the ratification of auditors), broker non-votes will also be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy, but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on any matter specifically identified for action at the Annual Meeting other than the ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2017.

What vote is required to approve each item, and how are abstentions and broker non-votes treated?

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
1. Election of a director nominee

The affirmative vote of a majority of the votes properly cast (in person or by proxy). For purposes of electing directors, “the affirmative vote of a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
2. Advisory vote on executive compensation	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
3. Advisory vote on the frequency of holding an advisory vote on executive compensation	The affirmative vote of a majority of the votes properly cast (in person or by proxy). If none of the three frequency options receives the vote of the holders of a majority of the votes properly cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by shareholders to be the frequency that has been recommended by shareholders.	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
4. Ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2017	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Abstentions, because they are not votes cast, will not be counted and will have no effect on the outcome. However, banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on this proposal.

The Hanover Insurance Group, Inc. 2017 Proxy Statement	2

What happens if a director nominee is not elected at the Annual Meeting? If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision.

How do I vote? You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy? If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you, together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

If you are a registered shareholder (that is, if you hold stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card. The shares of Common Stock represented by your proxy will be voted as you directed, or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, then the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy? Yes. Any registered shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. If you are a beneficial owner of shares held in street name, you may revoke or change your voting instructions prior to the Meeting by timely instructing your broker, trustee or nominee. Any shareholder of record attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the Meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke a submitted proxy.

How do participants in The Hanover Employee Stock Purchase Plan and The Chaucer Share Incentive Plan vote their shares? Participants in The Hanover Insurance Group Employee Stock Purchase Plan (the “ESPP”) who retain shares that have been issued to them are considered to hold such shares in “street name” in a brokerage account. Such shares may be voted like other “street name” holders. The brokerage firm or nominee will forward ESPP participants the Notice and/or a printed copy of the proxy materials, together with voting instructions.

If you are a participant in The Chaucer Share Incentive Plan (the “Chaucer SIP”) and you have shares of Common Stock allocated to your account, then you may provide voting instructions to the trustee under the plan

The Hanover Insurance Group, Inc. 2017 Proxy Statement	3

in accordance with the instructions provided by the trustee. The trustee will vote the shares allocated to your account in accordance with your instructions. If you do not instruct the trustee how to vote, then the trustee will not vote your shares.

ESPP and Chaucer SIP participants’ voting instructions are kept confidential by the administrator of the ESPP and the trustee of the Chaucer SIP, respectively.

Who can attend the Annual Meeting? The Meeting is open to all THG shareholders and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership as of the Record Date.

The Hanover Insurance Group, Inc. 2017 Proxy Statement	4

COMPANY STOCK OWNERSHIP

Stock Ownership by the Company’s Directors and Executive Officers

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 15, 2017 (unless otherwise indicated) by (i) each director (and director nominee) of THG, (ii) the named executive officers (the “NEOs”) in the Summary Compensation Table appearing later in this Proxy Statement, and (iii) all current directors and executive officers of THG, as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class
Michael P. Angelini	54,306	(1)	*
Richard H. Booth	500	(2)	*
Eugene M. Bullis	—	(3)	*
Jane D. Carlin	—	(4)	*
P. Kevin Condron	15,370	(5)	*
Cynthia L. Egan	1,435	(6)	*
Frederick H. Eppinger	95,994	(7)	*
Jeffrey M. Farber	2,500	(8)	*
Karen C. Francis	787	(9)	*
Daniel T. Henry	9,094		*
J. Kendall Huber	96,265	(10)	*
Wendell J. Knox	24,234	(11)	*
Joseph R. Ramrath	22,437	(8)	*
Andrew S. Robinson	2,177	(12)	*
John C. Roche	125,704	(13)	*
Johan G. Slabbert	5,697	(14)	*
Harriett “Tee” Taggart	14,884	(8)	*
Joseph M. Zubretsky	—		*
Current directors and executive officers, as a group (20 persons)	464,607	(15)	1.08%

†	As to shares listed in this column, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred, or under certain compensation programs were required to defer, receipt of certain stock grants from the Company. Deferred shares are held in a rabbi trust (the “Rabbi Trust”), the trustee of which is Wells Fargo Bank, N.A. The Rabbi Trust held 43,530 shares of Common Stock pursuant to deferrals by the directors and executive officers. In accordance with rules and regulations prescribed by the SEC, and even though such director or executive officer has a direct economic interest in such deferred shares, shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not by the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the footnotes below.
*	Less than 1%.
(1)	Excludes 13,542 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred.

The Hanover Insurance Group, Inc. 2017 Proxy Statement	5

(2)	Excludes 6,344 shares held by the Rabbi Trust, the receipt of which Mr. Booth has deferred.
(3)	Mr. Bullis retired from the Company effective November 11, 2016. Based on information provided to the Company as of February 7, 2017.
(4)	Excludes 647 shares held by the Rabbi Trust, the receipt of which Ms. Carlin has deferred.
(5)	Excludes 7,369 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.
(6)	Excludes 1,751 shares held by the Rabbi Trust, the receipt of which Ms. Egan has deferred.
(7)	Mr. Eppinger retired from the Company effective June 19, 2016. Based on information provided to the Company as of February 10, 2017.
(8)	Shares voting and investment power with spouse.
(9)	Excludes 7,545 shares held by the Rabbi Trust, the receipt of which Ms. Francis has deferred.
(10)	Excludes 3,146 shares held by the Rabbi Trust, the receipt of which Mr. Huber was required to defer. Mr. Huber shares voting and investment power with his wife with respect to 14,387 shares. Includes 58,526 shares underlying options exercisable within 60 days of March 15, 2017.
(11)	Excludes 3,186 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(12)	Mr. Robinson resigned from the Company effective September 1, 2016. Based on information provided to the Company as of March 1, 2017.
(13)	Includes 103,620 shares underlying options exercisable within 60 days of March 15, 2017.
(14)	Mr. Slabbert resigned from the Company effective February 20, 2017. Based on information as of February 20, 2017. Includes 330 shares held by the trustee of the Chaucer SIP.
(15)	Includes 224,360 shares underlying options exercisable within 60 days of March 15, 2017; and 700 shares held by the trustee of the Chaucer SIP. Excludes 43,530 shares held by the Rabbi Trust. See footnotes 1 through 14 above. Group calculation excludes Messrs. Eppinger, Bullis, Robinson and Slabbert since they were not serving as officers as of March 15, 2017.

Stock Ownership Guidelines for Named Executive Officers and Directors

Named Executive Officers

Within 18 months of becoming subject to our stock ownership guidelines, each NEO should achieve an ownership level in our Common Stock with a value equal to one times his or her base salary. Within three years of becoming subject to these guidelines, each NEO should achieve and maintain an ownership level with a value equal to two to four times his or her base salary (four to six times base salary for the CEO). The guidelines credit shares held outright, unvested restricted stock, restricted stock units, performance-based restricted stock units (measured at target) and any shares that have been earned but the payment of which has been deferred. Shares subject to unexercised stock options, whether or not vested, are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our current NEOs is in compliance with the guidelines. Set forth below is a table that indicates, as of March 15, 2017, each current NEO’s share ownership as a multiple of his current annualized base salary. Such figures are calculated in accordance with our stock ownership guidelines, and the multiple has been determined

The Hanover Insurance Group, Inc. 2017 Proxy Statement	6

assuming a current market value of $91.30 per share (the closing price of our Common Stock on March 15, 2017).

NEO	Year Hired	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of Base Salary
Joseph M. Zubretsky	2016	52,750	4.8
Jeffrey M. Farber	2016	15,915	2.2
J. Kendall Huber	2000	53,600	8.9
John C. Roche	2006	34,319	5.9

Board of Directors

Within four years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in our Common Stock with a value equal to four times the value of the regular annual stock retainer paid to directors for service on the Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Company-sponsored deferred compensation programs). For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our non-employee directors is in compliance with our stock ownership guidelines, or is expected to become compliant within the prescribed time following his or her initial election to the Board. Set forth below is a table that indicates, as of March 15, 2017, each director’s share ownership as a multiple of the value of the current annual stock retainer ($125,000). Such figures are calculated in accordance with our stock ownership guidelines, and the multiple has been determined assuming a current market value of $91.30 per share (the closing price of our Common Stock on March 15, 2017).

Non-Employee Director	Year First Elected to Board	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of the Value of the Annual Stock Retainer
Michael P. Angelini	1995	67,848	49.6
Richard H. Booth	2013	6,844	5.0
Jane D. Carlin	2016	647	0.5
P. Kevin Condron	2007	22,739	16.6
Cynthia L. Egan	2015	3,186	2.3
Karen C. Francis	2014	8,332	6.1
Daniel T. Henry	2014	9,094	6.6
Wendell J. Knox	1999	27,420	20.0
Joseph R. Ramrath	2004	22,437	16.4
Harriett “Tee” Taggart	2009	14,884	10.9

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Largest Owners of the Company’s Stock

The following table lists the only persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 15, 2017.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,626,251	(1)	8.50%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,334,572	(2)	7.81%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,934,454	(3)	6.88%

(1)	Based on a Schedule 13G/A filed on February 13, 2017 by The Vanguard Group that reported sole voting power with respect to 25,150 shares, sole dispositive power with respect to 3,598,523 shares, shared voting power with respect to 4,799 shares and shared dispositive power with respect to 27,728 shares. The Schedule 13G/A filed by The Vanguard Group also reported that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 22,929 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,020 shares.
(2)	Based on a Schedule 13G/A filed on January 27, 2017 by BlackRock, Inc. that reported sole voting power with respect to 3,173,075 shares and sole dispositive power with respect to 3,334,572 shares.
(3)	Based on a Schedule 13G/A filed on February 9, 2017 by Dimensional Fund Advisors LP (“DFA”) that reported sole voting power with respect to 2,885,418 shares and sole dispositive power with respect to 2,934,454 shares. In its Schedule 13G/A filing, DFA disclaims beneficial ownership of the shares and states that it serves as investment manager or sub-adviser to certain commingled funds, group trusts and separate accounts and that all shares of the Company are owned by such commingled funds, group trusts and separate accounts.

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CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines that can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance.” For a printed copy of the guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

There are four nominees for election to the Board this year. Each of the nominees has served as a director since the last Annual Meeting, except for Ms. Carlin who was elected to the Board in December 2016. In order to comply with our director retirement policy, Mr. Angelini is being nominated to serve for a one-year term expiring in 2018. Ms. Carlin, Mr. Henry and Mr. Knox are each being nominated to serve for a three-year term expiring in 2020. During 2016, the NCGC conducted a search process on behalf of the Board and retained a third-party recruiting firm to assist the NCGC in (i) identifying director candidates that meet the Company’s Director Qualifications set forth below, (ii) coordinating interviews with those qualified candidates selected by the NCGC for further consideration, and (iii) complementing the due diligence work of the Committee in conducting reference checks. During the search process and prior to her election to the Board, Ms. Carlin was identified as a potential director candidate by a non-management member of the Board and presented to the NCGC and the Board by the third-party recruiting firm.

Ms. Francis informed the Company in December 2016 that she would not be seeking re-election to the Board at the Annual Meeting, when her current term as a director is scheduled to expire, due to her increasing commitments to business activities in the automotive industry, including engagement on three boards of directors in the industry.

Information regarding the business experience and qualifications of each nominee and each continuing director is provided below.

Director Nominees

Michael P. Angelini Age: 74 Director since 1995

Mr. Angelini has been Chairman of the Board since 2002, and was a director of a predecessor company from 1984 to 1996. Mr. Angelini is Chairman of the law firm of Bowditch & Dewey LLP, Worcester, Massachusetts, with which he has been associated since 1968. He is currently the Chairman of the Massachusetts Port Authority. Mr. Angelini is also a director of Commerce Bank & Trust Company, a regional bank headquartered in Worcester, Massachusetts, and a number of privately held businesses. We believe Mr. Angelini’s qualifications to serve on our Board include his years of legal and management experience, and his experience as a member of the board of directors of numerous other businesses.

Mr. Angelini is Chairman of the Board. If re-elected, Mr. Angelini’s term will expire in 2018.

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Jane D. Carlin Age: 61 Director since 2016

Ms. Carlin has provided advisory and consultancy services to financial services companies since 2012. Prior to that Ms. Carlin served in senior roles with leading companies, including Morgan Stanley Group Inc. and Credit Suisse Group AG. At Morgan Stanley, she held a number of leadership positions, most recently, as managing director, global head of financial holding company governance and assurance, from 2006 to 2012, and previously from 1987 to 2003, when she served as managing director and deputy general counsel. From 2003 to 2006, Carlin was managing director and global head of bank operational risk oversight at Credit Suisse. In 2010, Carlin was appointed by the U.S. Treasury Department as chair of the Financial Services Sector Coordinating Council for Critical Infrastructure Protection and Homeland Security (FSSCC) and served in that role until 2012. Prior to that, from 2009 to 2010, she served as vice chair of the FSSCC and as chair of its Cyber Security Committee. Ms. Carlin serves as a director of PHH Corporation, a publicly traded provider of end-to-end mortgage solutions, and iShares Inc., and as a trustee of iShares Trust and iShares U.S. ETF Trust. Ms. Carlin served as a director of Astoria Financial Corporation, a publicly traded bank holding company, and its wholly owned subsidiary, Astoria Bank, from January 2014 to February 2015. We believe Ms. Carlin’s qualifications to serve on our Board include her many years of management experience in compliance, risk oversight, and cyber security in the financial services industry, and her experience on the boards of other publicly traded companies.

If elected, Ms. Carlin’s term will expire in 2020.

Daniel T. Henry Age: 67 Director since 2014

Until his retirement, Mr. Henry served as Chief Financial Officer of American Express Company, a global financial services company, from 2007 to 2013. Mr. Henry joined American Express in 1990 and served in a variety of senior finance roles including Comptroller. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP. Mr. Henry is also a director of Veritiv Corporation, a publicly traded company that provides business-to-business distribution solutions. Mr. Henry previously served as a director of Groupon, Inc., a publicly traded operator of online local marketplaces, from 2012 to 2016. We believe Mr. Henry’s qualifications to serve on our Board include his experience as a CFO at a major financial services company, and his experience on the boards of directors of other publicly traded companies.

Mr. Henry is a member of the Audit Committee. If re-elected, Mr. Henry’s term will expire in 2020.

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Wendell J. Knox Age: 69 Director since 1999

Until his retirement in 2009, Mr. Knox was President and CEO of Abt Associates, a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates, Inc. and Eastern Bank, a mutually owned commercial bank, and is a trustee of the Natixis and Loomis Sayles Mutual Fund Complex, a fund complex comprised of 43 funds. He also serves on the Advisory Board of Maine Pointe, LLC, a logistics and supply chain management consulting firm. We believe Mr. Knox’s qualifications to serve on our Board include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is member of the Compensation Committee. If re-elected, Mr. Knox’s term will expire in 2020.

Directors Continuing in Office

Richard H. Booth Age: 70 Director since 2013

Mr. Booth provides independent consulting and advisory services to financial services companies. From 2009 until his retirement in 2014, Mr. Booth was Vice Chairman of Guy Carpenter & Company, LLC, a global risk management and reinsurance specialist and a wholly owned subsidiary of Marsh McLennan Companies, Inc. Mr. Booth was Chairman of HSB Group, Inc., a specialty insurer and reinsurer, from 2000 to 2009, and President and CEO of HSB Group from 2000 to 2007. In 2008 and 2009, Mr. Booth served as Vice Chairman, Transition Planning and Chief Administrative Officer, of HSB Group’s parent company, American International Group, Inc., an insurance and financial services company. Prior to this, Mr. Booth held progressively senior positions in the insurance industry. Mr. Booth is a director of Adamas Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical company. Mr. Booth previously served as a director of Sun Life Financial Inc., a publicly traded life and health insurance and financial services company from 2011 to 2015, and as a trustee of Eversource Energy, a publicly traded utility company from 2001 to 2015. Mr. Booth is a certified public accountant, chartered life underwriter, chartered financial consultant, a certified Board Leadership Fellow with the National Association of Corporate Directors, and a former member of the Financial Accounting Standards Advisory Council and its Steering Committee. We believe Mr. Booth’s qualifications to serve on our Board include his high level of insurance, financial and accounting literacy and operating and management experience, gained through his roles as Vice Chairman of Guy Carpenter, Chairman and CEO of HSB Group, and through his service with the Financial Accounting Standards Advisory Council.

Mr. Booth is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Booth’s term expires in 2019.

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P. Kevin Condron Age: 71 Director since 2007

Mr. Condron has served as Chairman and CEO of The Granite Group LLC, a plumbing and heating wholesaler, and one of its predecessor companies, since 1972. Mr. Condron is a director of TD Bank, Inc., a financial services company, and is former Chairman of the Board of Trustees at the College of the Holy Cross. We believe Mr. Condron’s qualifications to serve on our Board include his experience as a CEO, his experience on numerous other boards of directors, including TD Bank, which was a public company during much of his tenure on that board, and his experience as an entrepreneur with substantial business experience.

Mr. Condron is Vice Chairman of the Board and Chair of the Compensation Committee. Mr. Condron’s term expires in 2018.

Cynthia L. Egan Age: 61 Director since 2015

From 2007 until her retirement in 2012, Ms. Egan was President, Retirement Plan Services for T. Rowe Price Group, a global investment management organization. From 1989 to 2007, Ms. Egan held progressively senior positions with Fidelity Investments, a multinational financial services corporation, serving as Executive Vice President, Head of Fidelity Institutional Services Company and President of the Fidelity Charitable Gift Fund. From 2014 to 2015, she was appointed as an advisor to the U.S. Department of Treasury specializing in retirement security. Ms. Egan began her professional career at the Board of Governors of the Federal Reserve in 1980, and prior to joining Fidelity, worked at KPMG Peat Marwick and Bankers Trust Company. Ms. Egan is also a director of UNUM Corporation, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance, and of the BlackRock Closed End Funds Complex, a fund complex comprised of 75 closed-end funds. From 2013 to 2016, she was a director of Envestnet, Inc., a publicly traded provider of wealth management software and services. We believe Ms. Egan’s qualifications to serve on our Board include her many years of management experience in the financial services industry at Fidelity and T. Rowe Price and her experience on other public company boards of directors.

Ms. Egan is a member of the Nominating and Corporate Governance Committee. Ms. Egan’s term expires in 2018.

Joseph R. Ramrath Age: 60 Director since 2004

Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Earlier in his career, Mr. Ramrath was a partner at Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. We believe Mr. Ramrath’s qualifications to serve on our Board include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chair of the Audit Committee. Mr. Ramrath’s term expires in 2019.

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Harriett “Tee” Taggart Age: 68 Director since 2009

Ms. Taggart currently manages a professional practice, Taggart Associates. She also serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Ms. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Ms. Taggart is a director of Albemarle Corporation, a publicly traded specialty chemical manufacturer, and is a trustee of the Eaton Vance Mutual Fund Complex, a fund complex comprised of 176 funds. She served as a director of The Lubrizol Corporation, a publicly traded specialty chemical manufacturer, from 2007 until its acquisition by Berkshire Hathaway in 2011. Ms. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. We believe Ms. Taggart’s qualifications to serve on our Board include her three decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Ms. Taggart is Chair of the Nominating and Corporate Governance Committee. Ms. Taggart’s term expires in 2018.

Joseph M. Zubretsky Age: 60 Director since 2016

Mr. Zubretsky is President and Chief Executive Officer of the Company. He joined the Company after almost nine years at Aetna, Inc., one of the nation’s largest healthcare benefits and insurance providers, where he most recently served as Chief Executive Officer of Healthagen Holdings, a group of healthcare services and information technology companies. Prior to that, from 2013 to 2014, he served as Senior Executive Vice President leading Aetna’s National Businesses, and from 2007 to 2013 served as Aetna’s Chief Financial Officer. Prior to joining Aetna in 2007, Mr. Zubretsky served in a variety of senior management roles in the healthcare and financial services sector. Mr. Zubretsky began his career as an accountant, rising to partnership in the national insurance industry group at the accounting firm then known as Coopers & Lybrand. We believe Mr. Zubretsky’s qualifications to serve on our Board include his more than 35 years in the insurance and financial services industry, his management experience leading significant business units at Aetna and elsewhere, his financial experience obtained as the Chief Financial Officer of Aetna and other prominent insurance companies, and as a partner at a major national accounting firm in its national insurance industry group.

Mr. Zubretsky’s term expires in 2019.

Director Independence

Under NYSE rules, a member of the Board only qualifies as “independent” if the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix A.

The Board has determined that every director and nominee for director is independent under the applicable standards with the exception of Mr. Zubresky, who is the President and Chief Executive Officer of the Company.

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There are no family relationships among any of the directors, director nominees or executive officers of the Company.

Related-Person Transactions

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold for review and approval in our policy is $100,000, which is more stringent than the $120,000 threshold established by the SEC). Pursuant to such policy, any related-person transaction will be reviewed, approved and/or ratified by the Audit Committee, except that, in the event management determines that it is impractical to convene an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) has the authority to approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee may participate in any approval or ratification of a transaction with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person. In evaluating a transaction with a related person, the Audit Committee shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith. The Company and the Board are unaware of any transactions that required approval under this policy in 2016.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance—Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two positions.

Additionally, we believe that separating the roles and having an independent Chairman of the Board or a designated lead director is consistent with corporate governance best practices and better supports effective management oversight and risk management. While we believe that these goals can be achieved without necessarily separating the CEO and Chairman of the Board designations, we also take into consideration Mr. Angelini’s demonstrated skill in leading our Board and counseling management.

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chairman of the Board or a lead director to serve as the

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“Independent Presiding Director.” The duties of the Independent Presiding Director are determined by the Board, and include presiding over Board and shareholder meetings and over executive sessions of non-management directors (including the Committee of Independent Directors). Mr. Angelini, the Chairman of the Board, is the Independent Presiding Director. In recognition of Mr. Condron’s years of leadership on the Board, including his service as Chair of the Compensation Committee, the Board elected Mr. Condron Vice Chairman in 2016. As Vice Chairman, Mr. Condron helps facilitate the functioning of the Board by assuming the duties and responsibilities that may be assigned to him from time to time by the Chairman or the full Board of Directors and, in the event Mr. Angelini is not present at a meeting, assuming the duties of the Chairman and Independent Presiding Director.

The Board generally convenes in executive session in connection with regularly scheduled Board meetings and at other times as deemed appropriate.

Board Meetings and Attendance

During 2016, there were 12 meetings of the full Board of Directors. All of the directors attended at least 75% of the Board and committee meetings in 2016 held while they were members. In addition, all directors are expected to attend the Annual Meeting. All the directors serving at the time were present at last year’s annual meeting.

Board Committees

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation Committee, and the NCGC. Each committee is composed solely of directors determined by the Board to be independent. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s website, www.hanover.com, under “About Us-Corporate Governance-Committee Charters.” For a printed copy of any committee charter, shareholders should contact the Company’s Corporate Secretary.

The current members of the committees of the Board are:

Director	Independent	Board Committees
		Committee of Independent Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael P. Angelini (C)	✓	✓
Richard H. Booth	✓	✓	✓		✓
Jane D. Carlin*	✓	✓
P. Kevin Condron (VC)	✓	✓		✓ (Chair)
Cynthia L. Egan	✓	✓			✓
Karen C. Francis**	✓	✓		✓
Daniel T. Henry	✓	✓	✓
Wendell J. Knox	✓	✓		✓
Joseph R. Ramrath	✓	✓	✓ (Chair)
Harriett “Tee” Taggart	✓	✓			✓ (Chair)
Number of meetings held in 2016†		10	11	6	4
(C)	Denotes the Chairman of the Board; (VC) denotes the Vice Chairman of the Board; (Chair) denotes the Chair of the applicable committee.
*	Ms. Carlin joined the Board in December 2016.

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**	Ms. Francis has informed the Company that she will not be seeking re-election to the Board at the Annual Meeting, when her current term as a director is scheduled to expire.
†	Does not include informal meetings held by the committees throughout the year.

In addition to the standing committees of the Board listed above, Mr. Condron (chair), Ms. Egan and Messrs. Angelini, Booth and Ramrath comprised the special ad hoc CEO search committee.

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the committee is responsible for reviewing and approving the recommendations of the Compensation Committee and the NCGC, as applicable, with respect to establishing performance criteria (goals and objectives) for our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under the NYSE regulations, each committee member participating in approving the CEO’s compensation must also meet the independence requirements under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”) and must meet the independence requirements under Section 16 (“Section 16”) of the Securities Exchange Act of 1934 (the “Exchange Act”). The independent members of the Board typically meet in executive session at every scheduled Board meeting and from time-to-time meet informally or by telephonic committee meetings. In 2016, the CID met several times in connection with the recruiting process for a new chief executive officer and other matters.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. The Board has determined that each of Messrs. Booth, Henry and Ramrath is an Audit Committee financial expert, as defined by SEC regulations. The Audit Committee is, among other things, responsible for the selection and engagement, compensation, retention, oversight and, when deemed appropriate, termination of the Company’s independent, registered public accounting firm. The committee also has oversight responsibility for the Company’s General Auditor and must approve matters related to the General Auditor’s employment and compensation. The Audit Committee generally meets in executive session separately with representatives of PwC, the Company’s independent, registered public accounting firm, the Chief Financial Officer, and the General Auditor, following its in-person, regularly scheduled committee meeting.

Among its other responsibilities, as set forth in its charter, the Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors, as well as any reports relating to the integrity of our financial statements, internal financial controls or auditing matters that are reported on our anonymous Alertline. It also reviews the Company’s accounting policies, control systems and compliance with legal and regulatory requirements, as well as the resources of PwC dedicated to or otherwise supporting the Company’s audit. As noted elsewhere, the committee is also responsible for reviewing related-person transactions and assessing the Company’s risk management policies and procedures. The Audit Committee annually reviews and reassesses the adequacy of its charter.

Compensation Committee

The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of THG. It also provides general oversight of the Company’s compensation

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structure, including compensation plans and benefits programs. In addition to meeting the independence requirements under the NYSE regulations, each committee member must meet the independence requirements under Section 16 and Section 162(m). Each of the members of the Compensation Committee satisfies the independence requirements of the NYSE rules and applicable SEC and Code requirements.

Use of Independent Outside Compensation Consultant

In executing its compensation responsibilities, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), to assist it in making compensation decisions and to provide related information and advice.

During 2016, F.W. Cook:

•	regularly attended, either in person or telephonically, Compensation Committee meetings;
•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and developments;
•	provided input to the Compensation Committee and management regarding the selection of peer companies against which to evaluate compensation levels and practices;
•	assisted in the review and design of our director and executive compensation programs;
•	provided advice with respect to compensation decisions relating to our executive officers;
•	assisted in the review and design of our compensation packages offered to our new CEO and CFO; and
•	reviewed and advised on transition-related compensation for certain former executive officers.

F.W. Cook was selected by, and reports to, the Compensation Committee. F.W. Cook is not engaged by the Company for any other purpose, and the Compensation Committee reviews all compensation payable to this firm.

Pursuant to its charter, the Compensation Committee may select its outside compensation consultant only after taking into consideration factors relevant to that consultant’s independence, including such factors required to be considered under the listing standards of the NYSE. The Compensation Committee reviewed such factors as it deemed appropriate, including all such factors required by the NYSE listing standards, and is satisfied as to F.W. Cook’s independence from the Company and its management.

Mr. Bullis, who served as our Interim Chief Financial Officer until Mr. Farber’s appointment in November 2016, also served as the Chairman of the compensation committee of another public company that also retained F.W. Cook to assist it in making compensation decisions. Similar to the Company, F.W. Cook was engaged directly by that company’s compensation committee. F.W. Cook was not involved in advising the Company with respect to the form or amount of any of Mr. Bullis’s compensation, and the Company has determined that there was no conflict of interest with respect to this relationship. Mr. Bullis’s term as a director of that company expired in May 2016.

Compensation Committee Interlocks and Insider Participation

During 2016, our Compensation Committee consisted of Ms. Francis and Messrs. Condron and Knox. None of our executive officers serve, or during 2016 did serve, as a member of the board of directors or compensation committee of any company that has one of its executive officers serving as a member of our Board or Compensation Committee.

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Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee recommended this year’s candidates for election and recommends Board member committee assignments to the full Board. In addition to formal meetings of the NCGC, members of the committee met numerous times in connection with its director search efforts.

Consideration of Director Nominees

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the CEO, other executive officers, an outside search firm or other resources. Committee members review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications and background.

Director Qualifications

Members of the Board and nominees for election should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. To maintain a majority of independent directors on the Board, as required by our Corporate Governance Guidelines, the NCGC and the Board have a strong preference that nominees meet our independence standards. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a formal policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board may also take into consideration factors such as diversity and age. In addition, without the approval of the NCGC, nominees who are CEOs (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. All directors and nominees for election are in compliance with this policy.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the committee chair. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, a shareholder should submit recommendations to the Company’s Corporate Secretary by no later than December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without approval of the Board must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days or more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the

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nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of THG Common Stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

Communicating with the Board

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Independent Presiding Director, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts 01653, through the website www.HanoverAlertLine.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the website and answers all calls to the toll-free telephone number, and passes the information on to our General Counsel, our General Auditor and the chair of the Audit Committee, who, when appropriate, transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the chair of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “About Us-Corporate Governance—Contact the Board.”

Director Compensation

The Compensation Committee (the “Committee”) is responsible for reviewing and advising the Board with respect to the Company’s director compensation practices and programs. In executing such responsibilities, the Committee reviews relevant market data provided by F.W. Cook to assist it in developing compensation recommendations. The market data considered includes analysis of the Comparative Proxy Data Companies, excluding HCC Insurance Holdings, Inc. due to its acquisition (for more information on these companies, please see pages 34-35), size-adjusted general industry survey data from F.W. Cook’s 2015 Non-Employee Director Compensation Report, a comprehensive survey source comprised of 300 randomly selected companies from various industries categorized based on their revenue and market cap size, and a review of recent trends and developments in director pay. The Committee presents its recommendations to the full Board, which, usually at its May meeting, makes its compensation decision for the succeeding year (beginning immediately following the Annual Meeting of Shareholders and running until the next Annual Meeting of Shareholders (the “Annual Compensation Cycle”)). In setting director compensation, the Board considers competitive pay levels in light of the amount of time that directors expend in fulfilling their duties to the Company, as well as the level of skill and expertise the Company requires of its Board. Additionally, awards to directors under the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”) must comply with the annual limits contained in the plan.

For the 2016/2017 Annual Compensation Cycle, the Committee engaged in a review of director compensation, including a review of market data from the Comparative Proxy Data Companies and other general industry data. Based on information provided by F.W. Cook and the recommendation of the Committee, all retainer fees remained unchanged from the 2015/2016 Annual Compensation Cycle, with the exception of a

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$25,000 increase in the Chairman of the Board retainer, which was increased based on review of this data and the results of a competitive assessment.

Fees	2016/2017 Annual Compensation Cycle
Annual Director Retainer Stock Component (issued pursuant to the 2014 Plan) Cash Component	$ $	125,000 85,000

Chairman of the Board Retainer		$125,000

Committee Chairperson Retainers NCGC Compensation Audit	$ $ $	10,000 14,000 24,000

Committee Member Annual Retainer NCGC Compensation Audit	$ $ $	5,000 7,000 12,000

In addition to the fees set forth in the table above and in recognition of the time and effort devoted by the members of the Board comprising the special CEO search committee (Mr. Condron (chair), Ms. Egan and Messrs. Angelini, Booth and Ramrath), the Committee approved a retainer of $10,000 to each member of the CEO search committee and an additional $10,000 retainer to the chair of the CEO search committee. These retainers were paid at the same time as the annual retainers.

The Company reimbursed Mr. Angelini’s employer, Bowditch & Dewey, for estimated expenses for administrative support related to his duties as Chairman of the Board. Additionally, the Company’s charitable foundation provides matching contributions to gifts made by directors to qualified charities, up to $5,000 per director per calendar year.

At the election of each director, (i) cash retainers may be converted to Common Stock, and (ii) cash and stock compensation may be deferred pursuant to our non-employee director deferral plan. Deferred cash amounts are accrued in a bookkeeping account that is credited with notional interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (3.03% for 2016, as determined using the November 2015 published rates).

Mr. Zubretsky, as an employee of the Company, receives no additional compensation for his service as a member of the Board. Also, Mr. Eppinger, our former CEO, did not receive any additional compensation for his service as a member of the Board.

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Director Compensation Table

The following table sets forth the total compensation for our non-employee directors for calendar year 2016.

Name	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
Michael P. Angelini	220,011	(3)	124,989	(3)	5,000	350,000
Richard H. Booth	112,011	(3)	124,989	(3)	5,000	242,000
Jane D. Carlin (4)	38,591	(3)	56,703	(3)	—	95,294
P. Kevin Condron	126,011	(3)	124,989	(3)	5,000	256,000
Cynthia L. Egan	100,011		124,989		5,000	230,000
Karen C. Francis	92,011	(3)	124,989	(3)	5,000	222,000
Daniel T. Henry	97,011		124,989		5,000	227,000
Wendell J. Knox	92,011	(3)	124,989	(3)	5,000	222,000
Joseph R. Ramrath	131,011		124,989		5,000	261,000
Harriett “Tee” Taggart	100,011		124,989		5,000	230,000

(1)	The amounts in this column reflect the grant date fair value of the 2016-2017 annual stock retainer paid in 2016 and computed in accordance with FASB ASC Topic No. 718. Amounts calculated are based on the closing price of our Common Stock on the NYSE on the date of grant. To the extent applicable, assumptions used in the calculation of grant date fair value amounts are included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report.

None of our non-employee directors held any stock options or other unvested stock-based awards as of December 31, 2016. For information on the share holdings for our directors, please see “Stock Ownership by the Company’s Directors and Executive Officers” on pages 5-6.

(2)	Consists of matching contributions by the Company’s charitable foundation to qualified charitable organizations.
(3)	All or a portion of this amount has been deferred at the election of the director.
(4)	Annual cash and stock retainers were pro-rated to reflect that Ms. Carlin joined the Board on December 5, 2016.

Board’s Role in Risk Oversight

The Board of Directors is responsible for assessing major risks facing the Company and reviewing options for risk mitigation. Management presentations, business updates and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks. The Board, directly or through its standing committees, periodically receives reports and presentations from management, including the Company’s Chief Risk Officer, on various matters which, in its view, merit attention from a risk management perspective, such as with respect to counterparty risks, reserves, insured exposure aggregation levels, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, technology and information security, capital considerations, acquisitions, growth plans and matters relating to leadership and succession.

In order to assist the Board in its responsibility to assess major risks, the Audit Committee is responsible for reviewing with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk

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management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Chief Risk Officer. The Audit Committee reports to the Board its assessment of the Company’s risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation programs, each year a committee comprised of a cross-section of officers of the Company conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the Compensation Committee in connection with the committee’s approval of the Company’s executive compensation plans for the upcoming year and are also reviewed by the committee’s independent compensation consultant. The results of the committee’s risk assessment are also provided to the other members of the Board. For additional information, see “Risk Management and Compensation” in the Compensation Discussion and Analysis section on pages 53-54.

The NCGC is charged with, among other things, assessing with the Board risks associated with succession planning.

Director Retirement Policy

It is the policy of the Board that a director submit his or her resignation and retire at the Annual Meeting of Shareholders following his or her attainment of age 72. Notwithstanding the foregoing, by a vote of the Board after completion of an individual director review and assessment process administered by the NCGC, the Board may decline to accept such resignation and (i) with respect to a director who has not served for ten complete annual meeting cycles at the time he or she would otherwise have first been required to retire, such retirement may be deferred for the longer of (X) five additional annual election cycles, or (Y) such number of additional terms such that, including terms previously served, the director will not have served in excess of ten complete annual election cycles; and (ii) with respect to a director whose service is not eligible for an extension under clause (i) above, such director’s retirement may be deferred on an annual basis up to the date of the Annual Meeting of Shareholders following his or her attainment of age 75. Any director whose retirement has been deferred in accordance with the foregoing shall again submit his or her resignation, effective at the end of such director’s term, for the Board’s consideration.

In accordance with the director retirement policy, the NCGC has deferred Mr. Angelini’s resignation. If he is re-elected, Mr. Angelini’s resignation will be effective at the end of his new term, which would expire in 2018; he would not be eligible for any additional extensions of his term beyond 2018 under the director retirement policy.

Code of Conduct

The Company has adopted a Code of Conduct, which is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct is available on the Company’s website at www.hanover.com under “About Us-Corporate Governance—Company Policies.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary. The Company will disclose any amendments to the Code of Conduct (other than technical, administrative or non-substantive amendments), or waivers of provisions of the Code of Conduct for its Chief Executive Officer, Chief Financial Officer or Controller on its website within four business days following the date of such amendment or waiver.

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ITEM I

ELECTION OF DIRECTORS

The Board currently has eleven members and consists of three classes whose terms end in successive years. There are four nominees for election at the Annual Meeting. In order to comply with our director retirement policy, Mr. Angelini is being nominated to serve for a one-year term expiring in 2018. Ms. Carlin, Mr. Henry and Mr. Knox are each being nominated to serve for a three-year term expiring in 2020. Ms. Francis informed the Company in December 2016 that she would not be seeking re-election to the Board at the Annual Meeting, when her current term as a director is scheduled to expire, due to her increasing commitments to business activities in the automotive industry, including engagement on three boards of directors in the industry.

Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

All of the nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. Management has no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

The Board recommends a vote FOR each of the director nominees.

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ITEM II

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Each year since our annual meeting in 2011, we have provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers. At each meeting, our shareholders overwhelmingly approved the proposal, with more than 95% of the votes cast voting in favor of each proposal. As required by Section 14A of the Exchange Act, we are again seeking advisory shareholder approval of the compensation of our named executive officers, as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:	That the shareholders advise that they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material).

A substantial percentage of our named executive officers’ compensation is directly tied to stock performance and the attainment of financial and other performance measures that the Board believes promote long-term shareholder value and position us for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of our short- and long-term incentive compensation programs, and the weighting of variable compensation more heavily toward equity awards, are all designed to enable us to attract and retain top talent and align the interests of our executive officers with those of our shareholders, while balancing risk and reward. The Compensation Committee and the Board believe that the design of the programs, and the compensation awarded to the named executive officers under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 29, which discusses in detail how our compensation programs support our compensation philosophy.

Although the vote is non-binding, the Board and the Compensation Committee will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs. Pending the Board’s review of the outcome of the non-binding shareholder vote on Item III, as described in more detail on the following page, we currently intend to hold advisory votes on executive compensation annually. Accordingly, we anticipate that the next such vote will be held at the Company’s 2018 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

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ITEM III

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In Item II, we are asking shareholders to cast an advisory vote approving the compensation disclosed in this Proxy Statement that we paid in 2016 to our named executive officers. Such advisory vote is referred to as a “say-on-pay” vote.

In this Item III, shareholders are being asked to submit a separate, non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. As required by Section 14A of the Exchange Act, we submit this separate question to a shareholder vote at least once every six years. In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to whether say-on-pay votes should be held every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

Since our annual meeting in 2011, we have provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers annually. Our 2011 annual meeting was the last time that our shareholders were asked to vote on how frequently we should hold say-on-pay votes, and at that meeting over 86% of the votes cast in favor of a frequency proposal supported an annual say-on-pay vote.

The Board continues to believe that an advisory vote on executive compensation that occurs every year, or annually, is the most appropriate alternative for the Company because (1) it allows for input from shareholders on the most frequent basis, helping to foster an ongoing dialogue between the Board of Directors and our shareholders; and (2) our shareholders overwhelmingly supported an annual say-on-pay vote the last time they were asked to vote on the frequency of the say-on-pay vote. Therefore, the Board recommends that you vote for an advisory vote on executive compensation every ONE year.

However, because this vote is advisory and not binding on the Board or the Company, the Board reserves the right to decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our shareholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If none of the three frequency options receives the vote of the holders of a majority of the votes cast, then we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by shareholders to be the frequency that has been recommended by shareholders.

Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote for an advisory vote on executive compensation every ONE year.

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ITEM IV

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP (“PwC”) has been appointed by the Audit Committee of the Board to serve as the Company’s independent, registered public accounting firm for 2017. Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Board is submitting the appointment of PwC as the Company’s independent, registered public accounting firm for 2017 to the shareholders for their ratification. The Audit Committee bears the ultimate responsibility for selecting the firm and will make the selection it deems best for the Company and its shareholders. Should the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment and may retain PwC or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PwC as the independent, registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

Fees Incurred from PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued for the audit and other services provided by PwC for 2016 and 2015:

	2016	2015
Audit Fees (1)	$3,948,896	$3,670,368
Audit-Related Fees (2)	212,284	19,500
Tax Fees (3)	288,973	258,839
All Other Fees (4)	19,604	142,547

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with statutory or other regulatory filings.
(2)	Audit-related fees consisted primarily of attestation services, services provided in connection with reviews by state insurance departments, and other consulting services. Increase in audit-related fees in 2016 was primarily attributable to audit-related work on the Company’s 2016 $375 million senior, unsecured debt offering.
(3)	Tax fees related to legal entity restructuring undertaken by the Company.
(4)	Other services included miscellaneous consulting services, purchased software and miscellaneous data analytics.

Pre-Approval Policy

The Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees greater than or equal to $250,000 must be specifically approved.

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The Chair of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by the independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such services and fees are reported to the full Audit Committee at its next regular meeting. During 2016, the Audit Committee reviewed and pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above. The Audit Committee reviews and considers aggregate fees for all audit-related and non-audit services compared to the overall audit fee in assessing the independence of PwC.

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Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent, registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence from the Company, pursuant to applicable requirements of the PCAOB, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee has considered whether the provision of the non-audit professional services to the Company in 2016 is compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company.

Responsibility and Oversight

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control over financial reporting. PricewaterhouseCoopers LLP, as our independent, registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity, in all material respects, of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting as of the end of the fiscal year. In performing their oversight responsibility, the members of the Audit Committee rely, without independent verification of the information provided to them, on the representations made by management and PricewaterhouseCoopers LLP.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2016.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 16, 2017

AUDIT COMMITTEE

Joseph R. Ramrath, Chair

Richard H. Booth

Daniel T. Henry

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

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EXECUTIVE COMPENSATION

Note Regarding Non-GAAP Financial Measures - The discussion of our results in this CD&A includes a discussion of our operating income (including and excluding the Fourth Quarter Reserve Adjustment, as defined below), ex-cat operating income (including and excluding the Fourth Quarter Reserve Adjustment), and net premium written excluding the impact from the sale of the U.K. motor division. Each of these financial measures is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP measure and/or explanations of how we calculate these measures are contained in Appendix B to this Proxy Statement, which is incorporated herein by reference.

Compensation Discussion and Analysis (“CD&A”)

The Compensation Committee (the “Committee”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for reviewing and establishing our executive compensation programs. More specifically, the Committee is responsible for approving the compensation for our executive officers, including those identified in the Summary Compensation Table on page 57 (our “named executive officers,” or “NEOs”), subject, in the case of our CEO, to ratification by the CID. Although this discussion and analysis refers principally to compensation of our NEOs, the same general compensation principles and practices apply to all of our executive officers.

Leadership Transition

During 2016, we announced the hiring of Mr. Zubretsky as our new CEO and Mr. Farber as our new CFO. Mr. Zubretsky succeeded Mr. Eppinger, who after 13 years as our CEO, announced in September of 2015 that he planned to retire effective immediately following the appointment of his successor. Mr. Farber succeeded Mr. Bullis, who was serving as CFO in an interim capacity while we sought a permanent replacement following the untimely death in 2015 of our previous CFO, David Greenfield. Because the compensation packages for each of the individuals serving in these roles during 2016 were established, in the case of our departing executives, with the understanding that there would be a mid-year transition, and in the case of Mr. Zubretsky and Mr. Farber, in an effort to recruit and entice these individuals to join the Company, the rationale and elements of compensation for each of these individuals was unique and not necessarily consistent with the annual pay decisions for our other NEOs or senior executives. Accordingly, the compensation for the individuals serving as our CEO and CFO will often be discussed separately.

Additionally, since at the time 2016 pay decisions were made, it was understood that both Mr. Eppinger and Mr. Bullis would be leaving the company mid-year, when we are otherwise discussing the compensation of our NEOs, as a group, for 2016 this discussion will generally exclude Messrs. Eppinger and Bullis, whose compensation will be discussed separately, as noted above. It will include the compensation for Messrs. Robinson and Slabbert, who were employed at the time such pay decisions were made, but who have also since separated from the Company in September 2016 and February 2017, respectively. We believe this approach will provide a more representative view of our pay programs with respect to our executive team.

Executive Summary and Overview

Fiscal 2016 Highlights

While in part dampened by net unfavorable prior year loss and loss adjustment expense development from our domestic operations of $174.1 million during the fourth quarter of 2016 (the “Fourth Quarter Reserve Adjustment”)(see discussion in “2016 Executive STIP” below), our 2016 performance remained strong with significant contributions from virtually every component of our business. Highlights include:

•	Net Income - net income of $155.1 million;
•	Operating Income - pre-tax operating income of $322.8 million;
•	Ex-Cat Operating Income - ex-cat operating income of $447.9 million;

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•	TSR - total shareholder return of 62.5% (assuming reinvestment of dividends) for the three-year period ending on December 31, 2016;
•	Net Premium Written - approximately 1.6% increase in net premium written from 2015 (excluding impact from sale of U.K. motor division in 2015);
•	Dividend Yield and Stock Repurchases - increased our quarterly dividend by 8.7% to $0.50 per share, and repurchased approximately 1.3 million shares of Common Stock for approximately $105.6 million;
•	Book Value - book value per share increased 1.8% from 2015;
•	Industry Recognition - recognized by Forbes as one of “America’s Best Mid-Size Employers”; and
•	Strategic Objectives - executed on several major strategic priorities, as discussed under “2016 Executive STIP” below.

2016 Pay Decisions

During 2016, we maintained our commitment to “pay for performance”, continuing to emphasize variable compensation over fixed pay, and further aligning our compensation programs with evolving best practices. To that end, during 2016:

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Additionally, our compensation decisions reflect, in part, the overwhelming support our shareholders have expressed by approving our “say on pay” proposals. In each year since we began holding an annual “say on pay” vote, more than 95% of the shares cast on these proposals have been voted in favor of our executive pay programs and practices.

2016 NEO Pay Mix

The following charts represent the 2016 pay mix for Mr. Zubretsky, our CEO, and our other NEOs as a group (excluding Messrs. Eppinger and Bullis), expressed as a percentage of total target compensation opportunity for the year.

Relationship Between Pay and Performance

One of the primary objectives in the design and implementation of our executive compensation programs is to ensure that a meaningful relationship exists between the compensation earned by our executives and the overall success of our organization. This objective, however, must also be weighed against other important considerations, such as the importance of rewarding individual achievement, recognizing the longer-term value of achieving strategic and operating objectives, attracting and retaining key executives and maintaining stability in our organization. The Committee also gives consideration to events or circumstances that we have limited ability to manage, such as unusual weather-related losses and catastrophes. In an effort to achieve these objectives, we design our executive compensation programs to include what we believe is an appropriate mix of fixed versus variable compensation elements.

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Over the past three years, variable compensation opportunities (long-and short-term incentive target awards) have comprised nearly three-quarters of our NEOs’ total target annual compensation opportunity, nearly two-thirds of which has been in the form of long-term equity awards tied to stock price performance. We believe tying such a large portion of our NEOs’ target compensation opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance and has resulted in a meaningful relationship between our performance over the period and pay actually earned and realized by our executives.

To demonstrate the relationship between pay and performance, compensation consultants and proxy advisory firms have promoted the use of various “realized,” “realizable” or “earned” pay formula analyses. We believe such an analysis is useful and may serve as a valuable tool to measure the effectiveness of our compensation program design, but we recognize that no standard definition of “realized,” “realizable” or “earned” pay has emerged, and each variation utilized by consultants and proxy advisory firms has significant limitations. Accordingly, rather than devise and illustrate alternative formulaic measures, we believe an examination of variable compensation earnings over the past three years sufficiently demonstrates the connection between our overall performance and the amounts earned by our NEOs.

By most measures, we have demonstrated very strong performance over the past three years. During this period, we achieved high levels of operating income, our stock price appreciated 52%, our annual dividends paid per share increased over 24% ($1.52 per share in 2014 to $1.88 per share in 2016), and we returned over $474.9 million to shareholders in the form of stock buy-backs and dividend payments. Moreover, we significantly strengthened our balance sheet and continued to diversify our business across product lines and geographies and managed through the transitions of our CEO and CFO. We believe that our executive compensation programs over this period appropriately rewarded our executives for the value generated for our shareholders.

Short-Term Incentive Compensation Awards

Year	Performance Measure Targets	Actual Results / Percent of Target	Payout Relative to Target Award
2014	Operating Income - $390M - $430M Ex-Cat Operating Income - $625M - $665M Pre-Established Strategic Priorities	$406.2M - 100% $629.2M - 100% Achieved - 100%	100%
2015	Operating Income - $445M - $485M Ex-Cat Operating Income - $680M - $720M Pre-Established Strategic Priorities	$465.6M - 100% $646.9M - 92% Achieved - 100%	100%
2016*	Operating Income - $455M - $495M Ex-Cat Operating Income - $705M - $745M Pre-Established Strategic Priorities	$322.8M - 52% $447.9M - 0% Achieved - 100%	51%

*	Represents payout amount for participating NEOs. For additional details, please see “2016 Executive STIP” beginning on page 39.

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Long-Term Incentive Compensation: PBRSUs Vesting During 2014, 2015 and 2016

Year Ended	Target (100%)	3-Year Total Shareholder Return	Relative Total Shareholder Return	Payout
2014	Relative Total Shareholder Return at the 50th Percentile	121.51%	87th Percentile	150%

2015		133.81%	96th Percentile	150%

2016		62.48%	79th Percentile	150%

Long-Term Compensation: Options Granted in 2014, 2015 and 2016

		FY End 2014		FY End 2015		FY End 2016
Year of Option Award	Option Exercise Price	THG Closing Price	Intrinsic Value per Option	THG Closing Price	Intrinsic Value per Option	THG Closing Price	Intrinsic Value per Option
2014	$57.99	$71.32	$13.33	$81.34	$23.35	$91.01	$33.02
2015	$70.24	N/A		$81.34	$11.10	$91.01	$20.77
2016*	$82.74	N/A				$91.01	$8.27

*	Does not reflect 2016 awards to Messrs. Zubretsky and Farber because each received off-cycle awards in connection with their hiring.

Other Significant Compensation Practices

✓	Vesting - our long-term equity incentives, including performance-based incentives, generally vest over a period of three years to ensure that our executives maintain a longer-term view of shareholder value creation and to encourage retention;
✓	Clawback Policy - we maintain a clawback policy that requires NEOs, in certain circumstances, to return cash and equity incentive compensation payments if our financial statements are restated as a result of their wrongdoing. Additionally, the terms of our equity award agreements require the executive to return the value received upon vesting of such award in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct;
✓	Limited Perquisites - we limit the perquisites provided to our executives;
✓	Prohibition on Pledging/Hedging - executives and directors are prohibited from pledging any of their THG shares or hedging their exposure to ownership of, or interests in, our stock and from engaging in speculative transactions with respect to our stock;
✓	Stock Ownership Guidelines - we require our executives to maintain substantial levels of ownership of our stock to ensure that their interests are effectively aligned with those of our shareholders (see “Stock Ownership Guidelines for Named Executive Officers and Directors” beginning on page 6);

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✓	Contractual Protections for the Company - every executive is subject to non-solicitation, non-interference and confidentiality agreements that extend one year or more beyond termination of employment;
✓	No Dividend Equivalent Rights - time- and performance-based restricted stock units and options do not carry dividend equivalent rights;
✓	No Re-pricing of Stock Option Grants - we have never re-priced stock option grants;
✓	Limited Tax Gross-Ups - new participants in the Employment Continuity Plan (the change in control or “CIC Plan”) are not entitled to receive any “280G tax gross-up” payments; and
✓	“Double Trigger” for Change in Control Benefits - our CIC Plan and our long-term award agreements each contain “double trigger” provisions that generally require an involuntary or constructive termination of employment in connection with a change in control as a condition to receiving change in control benefits.

In summary, our NEO compensation has been significantly affected by our performance and, with respect to long-term awards, our stock price. The Committee continues to grant target compensation at levels that it believes are appropriate in light of current circumstances, but actual compensation is, and is expected to continue to be, highly dependent on our financial performance and stock price appreciation.

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation programs are to:

•	attract and retain qualified, high-performing individuals who will contribute to our continued success;
•	balance risk and reward and tie a significant portion of compensation to overall performance;
•	motivate executives to achieve our financial and business objectives; and
•	align the long-term interests of our executives with those of our shareholders.

Each component of compensation is intended to achieve particular objectives, and the entire compensation package is designed to align with our business strategy and be reasonably competitive in the marketplace. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with greater emphasis on variable compensation tied to performance rather than base salary, and a significant portion of total targeted compensation is in the form of long-term, equity-based awards, which are subject to substantial vesting requirements and the value of which are dependent on our stock performance. This approach is intended to balance short- and long-term performance goals and promote shareholder value.

Setting Executive Compensation

Use of Compensation Consultants and Comparative Data

In evaluating our executive compensation programs, the Committee is advised by its independent compensation consultant, F.W. Cook, as discussed in the Corporate Governance section beginning on page 17. F.W. Cook provides information as to compensation levels for comparable positions at other companies that compete with us for executive talent. For 2016, this data was prepared based upon the publicly disclosed proxy materials of the group of property and casualty insurance companies listed below (the “Comparative Proxy Data”) and market pay data collected from the Mercer U.S. Property & Casualty Insurance Company Survey (size-adjusted data collected from 55 property and casualty insurance companies) (the “Comparative Market Data”). The companies included in the group providing the Comparative Proxy Data were determined by the Committee based upon the recommendation of F.W. Cook and remain unchanged from the group used in 2015.

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Comparative Proxy Data Companies

• Alleghany Corporation	• Selective Insurance Group, Inc.
• American Financial Group, Inc.	• State Auto Financial Corporation
• Cincinnati Financial Corporation	• The Chubb Corporation*
• CNA Financial Corporation	• The Hartford Financial Services Group, Inc.
• HCC Insurance Holdings, Inc.*	• The Progressive Corporation
• Markel Corporation	• White Mountains Insurance Group, Ltd.
• Mercury General Corporation	• W.R. Berkley Corporation
• Old Republic International Corporation	• XL Group plc

* Given that the merger of Chubb with ACE Limited and the acquisition of HCC were not announced until late 2015, pay practices set forth in their 2015 proxy statements were still deemed suitable for comparison purposes.

The Committee reviews the Comparative Proxy Data and the Comparative Market Data, including information on base pay levels, target and actual total cash levels, long-term incentive opportunities and target and actual total compensation levels, as well as comparative financial metrics, such as direct premium written, market capitalization, and net income. While the Committee believes the Comparative Proxy Data and the Comparative Market Data are useful, such data is intended solely to serve as one of several reference points to assist the Committee in its compensation discussions and deliberations. Accordingly, rather than relying on or setting benchmarks for our executive compensation against such data, the Committee instead relies on the general knowledge, experience and judgment of its members, both with regard to competitive compensation levels and the relative success that we have achieved in recruiting and retaining personnel.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

Committee meetings are regularly attended by our CEO, General Counsel, Chief Human Resources Officer and our Chairman of the Board (who is an independent director, but not a Committee member), as well as a representative of F.W. Cook. Each individual generally participates in these meetings and provides counsel and advice at the Committee’s request. Other independent directors also attend meetings from time to time. In addition, the Committee regularly meets in executive sessions without members of management present. An executive is not permitted to be present while the Committee conducts its deliberations on that executive’s compensation.

Following a process that was established by the Nominating and Corporate Governance Committee (the “NCGC”) and the Board, our independent Chairman of the Board leads an annual performance review of the CEO. This review includes discussions with directors and officers, and a review of the CEO’s self-assessment and of our financial and operational performance. The results of this performance evaluation are reviewed and discussed by the CID. Preliminary or final results of this review process help form the basis for establishing the CEO’s annual compensation package, although the process was less formal at 2016 year-end in light of the transition to a new CEO. The CID has final authority to ratify the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the Committee primarily considers the recommendations of our CEO, its own observations regarding each executive, as well as information provided by F.W. Cook.

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Principal Components of Executive Compensation

*	For Chaucer, amount is generally paid in two equal tranches during April 2017 and January 2018.
**	For Mr. Slabbert, also consists of PBRSUs that are earned only to the extent that Chaucer achieves predetermined levels of return on allocated capital over the period.

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Annual Base Salary

Annual salary is designed to provide a fixed level of compensation to our NEOs based on their roles, skills, qualifications and competitive pay levels, as well as to attract (in the case of our new CEO and CFO) and retain employees. Base salary, however, is only one of several different components of an executive’s total compensation package and makes up a significantly smaller portion of total target compensation than the short- and long-term incentive opportunities described below.

2016 Base Salary

NEO	2016 Base Salary ($)	% Change
Joseph M. Zubretsky President and CEO	1,000,000	N/A
Jeffrey M. Farber EVP and CFO	650,000	N/A
J. Kendall Huber EVP and General Counsel	510,000	2.0
John C. Roche EVP, President, Commercial Lines*	485,000	5.4
Former Officers
Frederick H. Eppinger Former President and CEO	1,000,000	—
Eugene M. Bullis Former EVP and Interim CFO	1,200,000	—
Andrew S. Robinson Former EVP, Corporate Development and President, Specialty	465,000	1.1
Johan G. Slabbert Former CEO, Chaucer	418,500	21.6

* As previously announced by the Company, on April 1, 2017 Mr. Roche will assume the role of EVP, President, Agency Markets.

In each case, the 2016 base salary adjustments were deemed warranted in light of the expertise and experience of the NEO, the breadth of his responsibilities and competitive compensation trends. For Mr. Zubretsky and Mr. Farber, base salary levels were established by the Committee and the CID, in part, to attract these individuals to join the Company (see “Management Transition Arrangements” below for additional details). Given his interim role, substantially all of Mr. Bullis’s total annual compensation was in the form of base salary. Mr. Slabbert’s increase reflected his promotion to CEO of Chaucer in September 2015.

Short-Term Incentive Compensation

Our short-term incentive compensation programs are annual performance-based bonus programs intended to provide cash compensation opportunities for our NEOs. Opportunities are generally targeted at a percentage of

The Hanover Insurance Group, Inc. 2017 Proxy Statement	37

annual base salary, based on each NEO’s role and overall pay package. Specifically, these programs are designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of annual operating business goals and strategic priorities that are linked to overall corporate financial results and other business priorities; and
•	demonstration of core leadership competencies.

As in past years, at the beginning of 2016, we implemented two separate short-term incentive plans for our NEOs: the 2016 Executive Short-Term Incentive Compensation Program (“2016 Executive STIP”) for our domestic NEOs; and the 2016 Chaucer Annual Bonus Scheme (the “2016 Chaucer STIP”) for Mr. Slabbert, our then President and CEO of Chaucer. This year, however, due to the mid-year appointments of a new CEO and CFO, we also implemented customized short-term incentive plans (“STIPs”) for the individuals serving in these roles. Each of these programs is discussed below. Since Mr. Robinson terminated employment mid-year and received severance compensation upon such termination (see “Robinson Separation Agreement” below), he was not entitled to a payment of a 2016 Executive STIP award.

Chief Executive Officer Programs

In June, Mr. Zubretsky succeeded Mr. Eppinger as our President and CEO. This was expected, since Mr. Eppinger announced during the previous year his desire to retire. Accordingly, given the unique circumstances associated with the planned transition, the Company established separate STIPs for each executive.

Joseph Zubretsky

With respect to Mr. Zubretsky, his 2016 STIP award provided for a payment equal to the lesser of (i) 1% of our pre-tax operating income (adjusted to exclude interest expense and the impact of catastrophes) (“ex-Cat Operating Income”) measured over the six-month period ending December 31, 2016, or (ii) $1,400,000, which is 140% of his 2016 annualized base salary (see “Zubretsky Offer Letter” below). When choosing this metric and performance period, the Committee took into account that Mr. Zubretsky would have limited influence on the Company’s underlying financial performance during the last six months of 2016 and that his primary responsibility during this time was to manage the transition and develop a long-term strategy for the organization.

Additionally, the bonus formula was selected in part to recruit Mr. Zubretsky and to also enhance deductibility of his award under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). One percent of our ex-Cat Operating Income for the six-month period ending December 31, 2016 was $1.506 million. Accordingly, Mr. Zubretsky’s 2016 STIP award was $1,400,000.

For 2017, Mr. Zubretsky’s STIP award is on substantially the same terms and conditions as our other domestic NEOs.

Frederick Eppinger

During September 2015, Mr. Eppinger announced his intention to retire effective upon the appointment of his successor. At that time, it was expected that his successor would soon be appointed and that he would

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terminate his employment with the Company during the early part of 2016. Accordingly, when the 2016 Executive STIP was approved in early 2016, Mr. Eppinger was not granted an award opportunity under the plan. Instead, the Committee agreed that Mr. Eppinger would be eligible for a short-term award targeted at 140% of his annualized base salary (similar to his 2015 target STIP award), but pro-rated to reflect the number of days he served as our CEO during 2016 (see “Eppinger Transition Arrangements” below). The actual amount to be paid, however, was to be based upon the Committee’s evaluation of both the Company’s and his performance during his tenure as CEO during 2016. It was intended, generally, that his payout would be reasonably commensurate with the funding levels for short-term awards for other executive officers.

Based upon (i) Mr. Eppinger’s continued leadership, focus, and commitment during the transition to a new CEO; (ii) the Company’s overall performance (as discussed above in “Fiscal 2016 Highlights”); and (iii) the funding level achieved under the Leadership Short-Term Incentive Compensation Program (the “Annual Bonus Plan”) (discussed below), Mr. Eppinger’s 2016 pro-rated STIP award was $357,000 (i.e., 51% of target, pro-rated based on time of service as CEO).

Chief Financial Officer Programs

In October, Mr. Farber joined the Company, and he succeeded Mr. Bullis as our CFO in November. Mr. Bullis had been appointed interim CFO following the passing of David Greenfield in late 2015. Given the unique circumstances associated with the planned transition, the Company established separate STIPs for each executive.

Jeffrey Farber

With respect to Mr. Farber, his 2016 STIP award provided for a payment equal to the lesser of (i) 1% of our ex-Cat Operating Income measured over the three-month period ending December 31, 2016, or (ii) 50% of his 2016 annualized base salary ($325,000) (see “Farber Offer Letter” below). When choosing this metric and performance period, the Committee considered the level of payment that would be required to recruit Mr. Farber and that Mr. Farber would have limited influence on the Company’s underlying financial performance during the last few months of 2016. Due to the Fourth Quarter Reserve Adjustment (discussed below), we did not record any ex-Cat Operating Income during the three-month period ending December 31, 2016. Accordingly, Mr. Farber did not receive a 2016 STIP Award.

For 2017, Mr. Farber’s STIP award is on substantially the same terms and conditions as our other domestic NEOs.

Eugene Bullis

Because Mr. Bullis served in an interim capacity, substantially all of his compensation was in the form of base salary. However, in lieu of any short or long-term compensation for 2016, he was given a $100,000 retention award (See “Bullis Interim CFO Arrangements” below).

Programs for Other NEOs

2016 Executive STIP

The 2016 Executive STIP is intended to comply with the “qualified performance-based compensation” requirements of Section 162(m) and thereby, to the extent it so qualifies, enable bonuses paid to our NEOs under

The Hanover Insurance Group, Inc. 2017 Proxy Statement	39

it to be treated as tax deductible by the Company. The 2016 Executive STIP was established by the Committee pursuant to the shareholder-approved 2014 Executive Short-Term Incentive Compensation Plan. Under the 2016 Executive STIP, a maximum funding pool for annual awards (“Maximum Funding Pool”) is determined in accordance with the level of achievement of a pre-determined performance metric. For 2016, the Maximum Funding Pool for awards to our NEOs was set at 2% of 2016 ex-Cat Operating Income, and the maximum award payable under the 2016 Executive STIP to each NEO was equal to the lesser of (i) 17.5% of the Maximum Funding Pool, or (ii) 200% of the NEO’s target award. For 2016, the target STIP award for Messrs. Huber and Roche was 75% and 65% of base salary, respectively.

The Committee has discretion, subject to the maximum amounts described above, to determine the individual bonus amount to be paid to each NEO. The Committee does not intend for the Maximum Funding Pool to represent an expectation as to the amounts to be paid to the NEO. Rather, an individual NEO’s actual award under the 2016 Executive STIP is determined after considering:

•	the NEO’s target award;
•	the funding level achieved under the Annual Bonus Plan, as discussed below;
•	our financial performance and success in achieving other financial, operating and strategic goals;
•	historical compensation awards; and
•	the executive’s overall performance and contribution.

For 2016, the maximum funding available for Messrs. Huber and Roche under the plan was $1.4 million. Because the maximum funding level under the plan produced a larger funding pool than the Committee determined was necessary for awarding bonuses consistent with its objectives, the Committee awarded less than the maximum amount available to be awarded under the plan.

In determining the individual awards for our NEOs, for 2016, the Committee primarily considered:

•	the funding level achieved under the Annual Bonus Plan; and
•	each NEO’s overall individual performance.

Each of these is described below.

The funding level achieved under the Annual Bonus Plan. The Annual Bonus Plan is a performance-based bonus program that provides incentive cash compensation opportunities to key domestic officers and employees, excluding our NEOs. For 2016, potential funding under the Annual Bonus Plan ranged from 0% to a maximum of 200% of target based on the following three equally weighted performance components: (i) as-reported operating income (pre-tax and excluding interest on debt) (“Operating Income”); (ii) ex-Cat Operating Income; and (iii) the strategic objectives discussed below. The Committee chose this combination of performance metrics because these are the primary measures by which the Board evaluates our financial and operating performance. Achievement of these performance metrics is expected to enhance our stock value and shareholder returns in both the short- and long-term. However, the Committee expressly retains the discretion to increase or decrease the funding pool and individual awards based upon any factor it deems appropriate. Set forth below are the Operating Income and ex-Cat Operating Income levels required to obtain threshold, target and maximum funding levels for the plan:

Funding Level	Operating Income (in millions)	Ex-Cat Operating Income (in millions)
Threshold (50% Funding)	$315	$490
Target	$455 - $495	$705 - $745
Maximum	$645	$970

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The minimum levels of Operating Income and ex-Cat Operating Income required to achieve target funding levels were increased by $10.0 million (2.2%) and $25.0 million (3.7%), respectively, over the prior year to reflect the Company’s anticipated increased earnings power and our desire to set goals, that while reasonably obtainable, represent a legitimate and meaningful challenge to the organization.

During 2016, and after applying the Fourth Quarter Reserve Adjustment, Operating Income was $322.8 million, and ex-Cat Operating Income was $447.9 million. Accordingly, under the formula set forth in the Annual Bonus Plan, these two funding components of the program were achieved at 52% and 0% of target, respectively.

In addition to the financial metrics discussed above, for 2016, the following strategic objectives were considered:

Strategic Objective	Measure of Achievement
• continued improvement for financial prospects	• see “Fiscal 2016 Highlights” above • improved core earnings
• succession planning and talent development	• improved internal mobility • initiated talent development programs for select key senior leaders
• effective selection, transition and onboarding/assimilation of leadership	• successfully recruited and onboarded a new CEO, CFO and EVP, Corporate Development and Strategy • developed an assimilation strategy for new leaders
• continue to enhance technology platforms	• improved capacity management, financial governance and workforce strategy • completed six major technology releases • implemented an enterprise-wide vulnerability management platform

After reviewing the Company’s performance in 2016, the Committee determined that the strategic objectives described above had been achieved in full.

Applying the formula set forth in the Annual Bonus Plan, the Company’s performance measured against the pre-determined metrics produced a funding level at 51% of target. While the Committee is reluctant to fund its bonus plans materially above the levels determined in accordance with its pre-established metrics, the Annual Bonus Plan, by its terms, expressly grants the Committee the discretion to increase or decrease funding levels, to the extent it believes such levels are not commensurate with actual Company performance during the relevant year, or are otherwise unreasonable, or not in the Company’s best interest, or unfair. The reservation of this discretion is critical to mitigate risk and provide the needed flexibility to avoid unintended consequences and address unforeseen circumstances that could lead to inappropriately low or high funding levels. In determining the funding level for the Annual Bonus Plan, the Committee made the determination to consider, but to reduce the impact of, the Fourth Quarter Reserve Adjustment. The Committee established the Company funding level at approximately 75% of target. However, as discussed below, the Committee made a different determination with respect to the level of adjustment for NEO awards under the 2016 Executive STIP.

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The primary considerations for adjusting the funding level under the Annual Bonus Plan were as follows:

•

excluding the impact of the Fourth Quarter Reserve Adjustment, Operating Income and ex-Cat Operating Income were achieved at 100.8% ($496.9 million) and 80.7% ($622.0 million) of target, respectively, and produced an Annual Bonus Plan funding level at 94%, reflecting strong performance during the performance period;

•

recognizing a portion of the impact of the Fourth Quarter Reserve Adjustment on 2016 STIP payments holds leadership accountable, while acknowledging that reserving actions are primarily attributable to business written in prior years;

•

had the amount of the Fourth Quarter Reserve Adjustment been recognized during the applicable prior accident year periods, the estimated impact on previous year STIP funding would not have been significant;

•	a disproportionate amount of the Fourth Quarter Reserve Adjustment was due to performance in discreet business units;
•	progress the Company had made on other financial, operating, organizational and strategic objectives; and
•	a desire to maintain morale and retention during a period of senior management transition.

The Committee ordinarily intends that the percentage of target paid to NEOs be comparable to the percentage paid to participants under the Annual Bonus Plan and, as a result, the funding level for this plan typically serves as the primary reference point for determining individual NEO awards under the 2016 Executive STIP. This year, however, with respect to the NEOs, the Committee thought it advisable to pay NEOs consistent with the unadjusted formulaic result. Accordingly, while other employees of the Company may benefit from the adjustments approved by the Committee, the primary reference point for NEOs’ bonuses under the 2016 Executive STIP was the 51% unadjusted formulaic funding level.

NEO’s overall individual performance. An important factor in determining the level of payment to our NEOs is the Committee’s evaluation of each NEO’s overall performance within his area of responsibility. Set forth below are various contributions and accomplishments considered by the Committee in its evaluation of the overall performance of Messrs. Huber and Roche.

J. Kendall Huber

•	managed our legal and compliance organization within budget and headcount expectations, and supported various regulatory, compliance, legal and related matters;
•	provided advice to the Board and management in connection with leadership transition and other issues;
•	supported various Government Affairs activities and strengthened our overall compliance function; and
•	assisted management and the Board with respect to various human resources, corporate, investor relations and corporate finance issues.

John C. Roche

•	successfully led the business insurance lines and field operations;
•	assumed management responsibility for the domestic specialty businesses formerly managed by Mr. Robinson; and
•	provided advice to the Board and management in connection with leadership transition and other issues.

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The 2016 Executive STIP awards were as follows:

NEO	Award ($)	Percent of Target
J. Kendall Huber	195,000	51%
John C. Roche	161,000	51%

2016 Chaucer STIP

The 2016 Chaucer STIP is an annual performance-based bonus program that provides incentive cash compensation opportunities to key officers and employees of Chaucer, including Mr. Slabbert. The Committee elected to adopt a separate plan for Chaucer employees because Chaucer is, for the most part, operated and evaluated as a separate entity. In addition, in order to attract and retain talent, we must offer pay and incentive programs competitive with the London and Lloyd’s markets.

For 2016, potential funding under the 2016 Chaucer STIP ranged from 0% to a maximum of 200% of target based on Chaucer’s post-tax return on allocated capital (a return on allocated capital calculation obtained by dividing Chaucer’s adjusted after-tax operating income by Chaucer’s allocated capital, as determined by the Company) (“Chaucer ROAC”). The Committee chose the Chaucer ROAC performance metric with the view that it is a reasonable measure for evaluating relative performance, is consistent with our strategic goals and philosophy, and is generally consistent with Chaucer’s historical pay practices. Set forth below are the performance levels generally required to obtain threshold, target and maximum funding levels for this plan.

Funding Level	2016 Chaucer ROAC
Threshold (25% Funding)	6.5%
Target	14.0%
Maximum	24.0%

Once the overall plan funding level has been determined, each participant’s actual payment under the plan is determined according to the following formula: 25% of the funding pool is distributed pro rata to participants based upon their pre-determined individual target awards, and the remaining 75% of the funding pool is distributed to participants based upon individual performance. Each participant’s total award is paid in two equal tranches: the first tranche to be paid in April 2017 and, provided the participant remains employed by Chaucer through such date, the second tranche is to be paid in January 2018. This tiered payment plan is consistent with Chaucer’s historical pay practices and is designed to serve as a retention tool. However, the Committee retains the discretion to increase or decrease the funding pool and/or Mr. Slabbert’s individual award, based upon any factors it deems appropriate. Mr. Slabbert’s target award for 2016 was fixed at 110% of his base salary.

For 2016, Chaucer ROAC was achieved at a level that permitted plan funding at approximately 112% of target. Mr. Slabbert’s total award under the program was $515,592 (£381,920). The Company agreed to pay Mr. Slabbert at the formulaic funding level in connection with his separation from the Company (see “Slabbert Separation Agreement” below).

Long-Term Incentive Compensation

Our long-term incentives are designed to:

•	encourage management to achieve long, as well as short-term goals, invest in our future and avoid short-term excessive risk taking;
•	align management’s financial incentives with our stock price and the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

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Factors considered in determining our NEOs’ award opportunities under the long-term program include:

•	the importance of the NEO’s responsibilities within the organization;
•	the expected contributions of each NEO to our long-term performance;
•	the expense attributable to the award;
•	the dilutive impact to shareholders;
•	recruitment and retention considerations;
•	awards made to other executive officers;
•	competitive pay data;
•	the value of prior compensatory awards;
•	historical compensation; and
•	the projected value of prior grants and vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to certain non-solicitation, non-interference and confidentiality provisions in our favor.

2016 Long-Term Awards

For 2016, depending on the NEO, the Committee used a combination of performance-based restricted stock units (“PBRSUs”), time-based restricted stock units (“TBRSUs”) and stock options. For each of our domestic executive officers who received grants, other than Mr. Zubretsky and Mr. Farber, the Committee granted a mix of all three awards. To reinforce the connection between the long-term award and THG’s overall performance, neither Mr. Zubretsky nor Mr. Farber received any TBRSUs. Instead, each was awarded stock options and PBRSUs. With respect to Mr. Slabbert, consistent with prior practice for Chaucer’s CEO, he was awarded a combination of PBRSUs and TBRSUs. Because it was anticipated that both would retire from the Company during 2016, neither Mr. Eppinger nor Mr. Bullis were granted 2016 long-term awards.

The mix of awards for our NEOs is intended to provide a balanced portfolio of equity awards and was chosen to motivate long-term stock appreciation through the achievement of operating goals, while encouraging retention. Long-term awards serve to align management’s financial incentives with longer-term, sustained growth in our stock price, and are subject to multi-year vesting periods to encourage both retention and a longer-term stake in our well-being and prosperity.

In order to attract and recruit Mr. Zubretsky, in addition to an annual award, he was given a one-time sign-on award of equal value to his 2016 long-term award, consisting of both PBRSUs and stock options. Accordingly, his aggregate 2016 award is not indicative of future annual awards. Additionally, with respect to

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Mr. Farber, his 2016 award was adjusted, in part, to reflect his hire date. Accordingly, his 2016 award is also not indicative of future annual awards (see “Management Transition Arrangements” below for additional details).

2016 Long-Term Awards (Number of Shares Underlying Awards)

NEO	PBRSUs (target)	TBRSUs	Options
Joseph M. Zubretsky	36,300	—	277,100
Jeffrey M. Farber	6,010	—	47,500
J. Kendall Huber	2,000	2,000	19,980
John C. Roche	2,015	2,015	20,160

Former Officers
Andrew S. Robinson*	2,015	2,015	20,160
Johan G. Slabbert*	2,180	940	—

*	All awards were forfeited in connection with the NEO’s separation from the Company.

Description of 2016 Performance-Based Restricted Stock Units

Except with respect to Mr. Slabbert’s award (discussed in greater detail below), the PBRSUs:

•

are earned only to the extent that our three-year (2016-2018) total shareholder return as compared to the companies that comprise the PBRSU Comparison Group set forth below (“Relative Total Shareholder Return” or “RTSR”) places our performance above a certain percentile (for Mr. Zubretsky and Mr. Farber, RTSR is measured from the grant date of their awards through December 31, 2018);

•	may be achieved between 0% and 150% of the target award, based upon the level of RTSR achieved; and
•	are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, PBRSUs vest on the third anniversary of the grant date).

The table below sets forth the level of RTSR required to achieve various payouts under the program:

RTSR	Percentage of Target Award Achieved†
≥ 75.0th %tile	150%
62.5th %tile	125%
50.0th %tile	100%
37.5th %tile	75%
25.0th %tile	50%
<25.0th %tile	0%

†

In the event that our total shareholder return is negative for the period, payout is capped at target even if our RTSR is above the 50th percentile. If RTSR falls below the 25th percentile, but our total shareholder return exceeds our three-year compounded dividend yield during the period, payout will equal 25% of target.

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PBRSU Comparison Group

• Allied World Assurance Company Holdings, AG	• Old Republic International Corporation
• American Financial Group, Inc.	• OneBeacon Insurance Group Ltd.
• American International Group Inc.	• ProAssurance Corporation
• Argo Group International Holdings Ltd.	• RLI Corp.
• Chubb Limited (formerly ACE Limited)	• Safety Insurance Group, Inc.
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corporation	• State Auto Financial Corporation
• Donegal Group Inc.	• The Allstate Corporation
• EMC Insurance Group Inc.	• The Hartford Financial Services Group, Inc.
• Employers Holdings, Inc.	• The Navigators Group, Inc.
• Horace Mann Educators Corporation	• The Progressive Corporation
• Infinity Property and Casualty Corporation	• The Travelers Companies, Inc.
• Kemper Corporation	• United Fire Group Inc.
• Markel Corporation	• W.R. Berkley Corporation
• Mercury General Corporation	• XL Group plc

We chose the 30 companies listed above because we believe these companies are most representative of the companies against which we compete for business. This list is the same as the one used for the 2015 PBRSU award except that three companies (HCC Insurance Holdings, Inc., Meadowbrook Insurance Group, Inc. and The Chubb Corporation) were removed as a result of being acquired by or merged with other companies in 2015. Although most of the companies that comprise our Comparative Proxy Data Companies are also included in this list, that group of companies was specifically chosen because it is representative of the companies against which we compete for executive talent.

The Committee chose RTSR as the performance metric with respect to PBRSUs to further align our NEOs’ interests with those of our shareholders, to encourage long-term share price performance and to include a metric which explicitly measures our performance against other public companies in our industry.

PBRSUs do not carry dividend or dividend equivalency rights.

Because of his role at Chaucer and to further align his interests with the interests of both the Company and the Chaucer business, Mr. Slabbert’s PBRSU award was divided equally into two components, each of which was subject to a three-year time-based “cliff” vesting. One half of his award was on the same terms as that of the other NEOs described above, and the second half of his award was on the following terms:

•	could be earned only to the extent Chaucer achieved a certain level of Chaucer ROAC for the years 2016-2018; and
•	may have been achieved between 0% to 200% of target, based upon the level of Chaucer ROAC achieved (threshold, target, and maximum payouts achieved at > 6.5%, 14%, > 24%, respectively).

Mr. Slabbert’s 2016 equity awards were forfeited in connection with his separation from the Company in 2017.

Description of Time-Based Restricted Stock Units

TBRSUs will vest on the third anniversary of the grant date and convert into an equivalent number of shares of Common Stock, in each case, generally subject to the executive remaining employed by us through the applicable vesting date. The principal purpose of the awards is to encourage executive retention.

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TBRSUs do not carry dividend or dividend equivalency rights.

Description of Stock Options

Each option has a ten-year term and, provided the NEO remains employed by us through such dates, vests as to one-third of the shares on each of the first three anniversaries of the grant date. Stock options directly align a portion of total compensation with our stock performance since they become valuable only if and to the extent the share price increases over a longer period of time after the date of grant. Additionally, because stock options do not fully vest for three years, they encourage executive retention.

Prior Plan Year Long-Term Award Pay-Outs

As previously reported in our 2016 Proxy Statement, during 2016, the final 50% of the stock options, PBRSUs and TBRSUs granted in 2012 vested; the PBRSUs and TBRSUs granted in 2013 vested; and one-third of the stock options granted in 2013, 2014, and 2015 vested. For additional information regarding vesting of awards in 2016, please see “Option Exercises and Stock Vested in 2016” on page 65.

During the first half of 2017:

•	the PBRSUs (earned at 150% of target award level based on a 62.5% total shareholder return over the 2014-2016 period, as described above) and TBRSUs granted in 2014 vested;
•	one-third of the stock options granted in each of 2014, 2015 and 2016 vested; and
•	Mr. Slabbert’s 2014 long-term cash award granted under Chaucer’s 2014 Long-Term Cash Incentive Plan vested at 112% of target ($252,214 (£186,825)).

Management Transition Arrangements

Zubretsky Offer Letter

In connection with Mr. Zubretsky’s hire, the Company and Mr. Zubretsky entered into an offer letter, the material terms of which are as follows:

•	fixed Mr. Zubretsky’s annual base salary at $1,000,000;
•	established the terms of Mr. Zubretsky’s 2016 STIP (see “Short-Term Incentive Compensation” above for additional details); and fixed his target 2017 STIP award at 140% of base salary;
•

set the target value of Mr. Zubretsky’s 2016 long-term equity award at approximately $3,000,000, to be comprised of approximately equally weighted grants of PBRSUs and stock options and provided for a sign-on long-term equity award identical to the 2016 long-term equity award (see “Long-Term Incentive Compensation” above for additional details);

•

provided that Mr. Zubretsky will participate in the Company’s CIC Plan as an “Executive Tier Participant” with a 2x “Multiplier” (without a Section 280G tax gross-up)(see “Potential Payments Upon Termination or Change in Control” beginning on page 69);

•

provided that in the event Mr. Zubretsky’s employment is involuntarily terminated, other than for cause or in connection with a change in control, or he terminates his employment with the Company for “good reason,” he will be eligible to receive severance compensation equal to 2.4 times his base salary paid in a lump sum and one year’s continued vesting of his then outstanding equity awards (see “Potential Payments Upon Termination or Change in Control” beginning on page 69);

•

provided that Mr. Zubretsky will be entitled to reimbursement for certain relocation expenses and will be eligible to participate in the Company’s benefit plans applicable to other senior executives of the Company; and

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•

required Mr. Zubretsky to agree to certain non-solicitation, non-interference and confidentiality provisions in favor of the Company that will survive for at least one year following his termination of employment.

The terms of Mr. Zubretsky’s offer letter were agreed upon in order to recruit Mr. Zubretsky to join the Company. The compensation package was established by the Committee and the CID based upon consultation with F.W. Cook on the overall package and the competitive data provided by F.W. Cook from the Comparative Proxy Data Companies, taking into consideration the compensation he received from his prior employer, the projected compensation package that would be necessary to attract other potential qualified applicants in the market at that time, as well as the compensation paid to other Company executives.

Farber Offer Letter

In connection with Mr. Farber’s hire, the Company and Mr. Farber entered into an offer letter, the material terms of which are as follows:

•	fixed Mr. Farber’s annual base salary at $650,000;
•	established the terms of Mr. Farber’s 2016 STIP (see “Short-Term Incentive Compensation” above for additional details); and fixed his 2017 target STIP award at 100% of base salary;
•

set the target value of Mr. Farber’s 2016 long-term equity award at approximately $900,000, to be comprised of approximately equally weighted grants of PBRSUs and stock options (see “Long-Term Incentive Compensation” above for additional details);

•

provided that Mr. Farber will participate in the CIC Plan as an “Executive Tier Participant” with a 2x “Multiplier” (without a Section 280G tax gross-up) (see “Potential Payments Upon Termination or Change in Control” beginning on page 69);

•

provided that in the event Mr. Farber’s employment is involuntarily terminated, other than for cause or in connection with a change in control, or he terminates his employment with the Company for “good reason,” he will be eligible to receive severance compensation equal to 2.0 times his base salary paid in a lump sum and one year’s continued vesting of his then-outstanding equity awards (see “Potential Payments Upon Termination or Change in Control” beginning on page 69);

•

provided that Mr. Farber will be entitled to reimbursement for certain relocation expenses and will be eligible to participate in the Company’s benefit plans applicable to other senior executives of the Company; and

•

required Mr. Farber to agree to certain non-solicitation, non-interference and confidentiality provisions in favor of the Company that will survive for at least one year following his termination of employment.

The terms of Mr. Farber’s offer letter were agreed upon in order to recruit Mr. Farber to join the Company. The compensation package was established by the Committee based upon consultation with F.W. Cook on the overall package and the competitive data provided by F.W. Cook from the Comparative Proxy Data Companies, taking into consideration the compensation he received from his prior employer, the projected compensation package that would be necessary to attract other potential qualified applicants in the market at that time, as well as the compensation paid to other Company executives.

Eppinger Transition Arrangements

In September 2015, Mr. Eppinger announced his plans to retire from the Company and resign effective upon the appointment of his successor. In connection with the Board’s acceptance of Mr. Eppinger’s resignation, as well as his willingness to provide transition services as an employee of the Company, it was agreed that he

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(i) would continue to be paid at his then-current level of compensation through December 31, 2015; (ii) would be entitled to receive a base salary of $500,000 for his services to the Company from the period January 1, 2016 through June 30, 2016; (iii) remained eligible to earn his 2015 annual bonus in the ordinary course consistent with past practices; and (iv) would remain entitled to vest in the ordinary course in any equity-based awards held by him in accordance with the terms of such awards.

At its February 2016 meeting, in light of his continued services, the Committee agreed that Mr. Eppinger would also be eligible to receive a pro-rated short-term incentive award for his service as CEO during 2016. The amount, if any, and timing of such award, would be determined by the Committee, in its sole discretion, based upon both his and the Company’s performance during his remaining tenure as our CEO (see “Short-Term Incentive Compensation” above for additional details).

On May 24, 2016, Mr. Eppinger entered into a transition services letter agreement with the Company following Mr. Zubretsky’s appointment, the material terms of which are as follows:

•	Mr. Eppinger would terminate employment on June 19, 2016 and would be available to provide advice and assistance in an advisory role through December 31, 2016;
•	Mr. Eppinger would receive a consulting fee of $30,000 per month from July 1 through December 31, 2016;
•

in recognition that he would have substantially fulfilled the service requirement associated with certain equity awards scheduled to vest in February 2017, at such date Mr. Eppinger would be paid an amount, in cash, equal to 50% of the value of such awards, based upon the Company’s Common Stock value as of the date such awards otherwise would have vested;

•	we would continue to provide Mr. Eppinger financial planning services through our current provider through December 31, 2016; and
•

Mr. Eppinger provided a full waiver and release of all claims, agreed not to compete with the Company through December 31, 2016, and reaffirmed certain post-termination covenants (i.e., confidentiality and non-disparagement provisions, each having an indefinite term, and non-solicitation of employees and non-interference with customers and agents, each remaining in effect for two years following termination).

Each of the foregoing arrangements were made in light of Mr. Eppinger’s continued cooperation, focus, dedication and commitment during the management transition.

Bullis Interim CFO Arrangements

In connection with his appointment as Interim Chief Financial Officer and his agreement to remain with the Company through May 13, 2016 (the “Initial Term Date”), the Company and Mr. Bullis entered into an offer letter, the material terms of which were as follows:

•

his annualized base salary was fixed at $1,200,000. If the Company terminated Mr. Bullis without cause prior to the Initial Term Date, then he would be entitled to his full base salary through the Initial Term Date;

•

he was paid a one-time, sign-on bonus in the amount of $75,000. The unearned, pro-rated portion of such bonus was refundable under certain situations if Mr. Bullis’s employment was terminated prior to the Initial Term Date;

•	he was granted 1,222 restricted shares with a grant date value of approximately $100,000. Such restricted shares would vest on the Initial Term Date, provided he was employed by the Company on

The Hanover Insurance Group, Inc. 2017 Proxy Statement	49

that date, unless the reason he was not employed was because the Company terminated Mr. Bullis without cause. However, in any case, he was prohibited from transferring the shares until January 1, 2017; and

•	he was eligible to participate in the Company’s benefit programs in accordance with their respective terms.

On May 5, 2016, the Company entered into an extension letter agreement with Mr. Bullis to extend his tenure as Executive Vice President – Interim Chief Financial Officer. It provided that he would continue to serve in this role through September 16, 2016 (the “Initial Extension Term”) with a Company option, which was exercised, to extend his services for up to two additional months. His base salary and benefits were unchanged. Additionally, assuming he completed the Initial Extension Term and any extended term as provided above, which he did, he would receive a $100,000 cash bonus.

The amount and mix of compensation for Mr. Bullis was designed to incentivize Mr. Bullis to come out of retirement for a limited period of time to devote his services to the Company in a time of transition and to retain him while we recruited and transitioned to a permanent CFO.

Slabbert Separation Agreement

In connection with Mr. Slabbert’s separation from the Company on February 20, 2017, Chaucer and Mr. Slabbert entered into a separation agreement, the material terms of which are as follows:

•	Mr. Slabbert was paid one year’s base salary plus the value of certain benefits ($497,610);
•	Mr. Slabbert received his 2016 STIP award ($515,592) payable in two equal installments during April 2017 and January 2018, and his 2014 LTIP award ($252,214) payable in April 2017;
•	Mr. Slabbert will receive a pro-rated portion of his 2015 LTIP, the actual amount to be determined at the time such award would otherwise vest and payable at that time; and
•

Mr. Slabbert provided a full waiver and release of all claims, and agreed to certain post-termination covenants (i.e., confidentiality and non-disparagement, each having an indefinite term, and non-solicitation of employees, non-interference with customers and agents and a limited non-competition provision, each remaining in effect for one year following termination).

Robinson Separation Agreement

In connection with Mr. Robinson’s separation from the Company on September 1, 2016, the Company and Mr. Robinson entered into a separation agreement, the material terms of which are as follows:

•	pursuant to the terms of his Leadership Transition Severance Agreement (see below under “Leadership Transition Severance Arrangement”), Mr. Robinson was paid $767,250 (1.65x base salary);
•

in lieu of a portion of the value that would have been realized upon the vesting of certain outstanding equity awards in February 2017, at such date Mr. Robinson received a $375,000 lump sum cash payment;

•	Mr. Robinson received a pro-rated portion of his annual Chaucer board fee;
•	we agreed to continue to provide financial planning services through April 30, 2017, and to provide up to 12 months outplacement services; and
•

Mr. Robinson provided a full waiver and release of all claims, and reaffirmed certain post-termination covenants (i.e., confidentiality and non-disparagement provisions, each having an indefinite term, and non-solicitation of employees and non-interference with customers and agents, each remaining in effect for two years following termination).

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Other Compensation and Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, our tax-qualified retirement plans, our employee stock purchase plan and the Chaucer Share Incentive Plan, in each case on the same basis as other employees in their applicable jurisdiction. In addition, certain of our senior employees, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides additional Company contributions comparable to the benefits which are available to U.S. employees generally under our 401(k) Plan (see page 67 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2016 plan year, the plan provided eligible employees, including each of our NEOs, other than Messrs. Eppinger, Robinson and Slabbert (who were ineligible to participate in 2016), a 6% employer contribution on total eligible compensation (generally, salary and actual annual short-term incentive compensation, up to target) in excess of federal limits. Such contributions are deferred and credited with interest based on the GATT rate. The amount of total compensation eligible for an employer contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($265,000 for 2016).

We adopted this plan to provide that U.S. employees eligible to participate in the plan are entitled to employer contributions equal to the same percentage of total eligible compensation, without regard to the limits under federal tax laws applicable to the 401(k) Plan, and to be consistent with common market practices. This plan applies equally to all eligible employees who have eligible compensation in excess of federal limits. The plan does not provide for additional employee contributions.

Though the annual employer contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2017, since such contributions were made with respect to compensation paid in 2016, the Summary Compensation Table (see page 57), and Non-Qualified Retirement Savings Plan Table (see page 67) reflect such 2017 payments. Such amounts are similarly included with respect to prior years.

Perquisites

The Committee reviews, at least annually, the corporate perquisites made available to our NEOs. The Committee believes corporate perquisites should represent a relatively small component of a NEO’s compensation package. In 2016, perquisites offered to our NEOs were comprised primarily of (i) financial planning services, and (ii) matching contributions to eligible tax-qualified charitable organizations. We also provided relocation assistance to Mr. Farber during 2016 pursuant to his offer letter described above.

We provide financial planning services to each of our NEOs to minimize distractions and help ensure appropriate focus on his Company responsibilities. The cost for such services is treated as taxable income to the participating executives.

Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship. Separately, we encourage our executives to actively participate on boards of directors or in other capacities with local non-profit organizations.

Additionally, and in lieu of certain relocation benefits provided to Mr. Zubretsky under his offer letter (see “Zubretsky Offer Letter” above), we provided Mr. Zubretsky with the use of a company-provided car and driver to commute to and from his residence. This enables Mr. Zubretsky to devote his commuting time to the business

The Hanover Insurance Group, Inc. 2017 Proxy Statement	51

of the Company, provide him with additional security and is at an expense that is significantly lower than the relocation expenses provided for in his offer letter.

For more information regarding perquisites, please see the Summary Compensation Table on page 57.

Amended and Restated Employment Continuity Plan

The purposes of the CIC Plan are to:

•

keep key management employees focused on the interests of our shareholders and to secure their continued services and their undivided attention, dedication and objectivity in the event of a possible change in control;

•	provide job loss protection comparable to the protection provided by competing organizations; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect us and our shareholders, who might be affected adversely if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or considered. The CIC Plan provides benefits, including cash payments and continuation of health and other benefits, in the event of a change in control. These benefits are intended to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances.

The Committee determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the Committee considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations. The CIC Plan requires a double-trigger (a change in control and termination without cause or resignation for good reason) before benefits are payable, and new participants, including Messrs. Zubretsky and Farber, are not eligible for tax gross-ups related to the special excise tax that may be imposed on such payments.

Severance/Retention Agreements

Zubretsky and Farber Offer Letters

Pursuant to the terms of Messrs. Zubretsky’s and Farber’s offer letters, each is entitled to certain severance benefits in the event of a termination without cause or for “good reason.” Please see “Management Transition Arrangements” above for more detailed information regarding these benefits. These benefits were provided to Messrs. Zubretsky and Farber to entice them to join the Company.

Leadership Transition Severance Arrangements

In order to ensure the continued focus, undivided attention and service to the Company during our transition to new leadership, the Committee approved severance arrangements for each domestic executive officer of the Company (excluding Messrs. Eppinger and Bullis, but including Messrs. Huber, Robinson and Roche), the material terms of which are set forth below.

In the event the executive (i) is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s compensation, material and adverse change to the

The Hanover Insurance Group, Inc. 2017 Proxy Statement	52

executive’s role and responsibility, or a requirement that the executive relocate), in either case prior to September 1, 2017, the executive will be entitled to a lump sum cash severance payment equal to a pre-established multiple of his or her annual base salary. The amount of the severance award is designed to approximate one year’s cash compensation. For Messrs. Huber and Roche, their multiples are 1.75x and 1.65x base salary, respectively. Mr. Robinson’s agreement, which was triggered in September 2016, provided for a multiple of 1.65x base salary.

In February 2017, in light of recent additional changes to the executive leadership team, the Committee elected to extend the term of each of the agreements to September 1, 2018.

As a condition to receiving such severance, the executive will be required to affirm their confidentiality, non-solicitation, non-interference and other covenants and to enter into a separation agreement upon terms and conditions acceptable to the Company.

For additional information about our CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 69.

Chaucer Board Fee

Mr. Farber and Mr. Robinson received payments of $5,400 and $20,250, respectively, from Chaucer as compensation for service on Chaucer’s board of directors. These payments compensated Messrs. Farber and Robinson for the increased responsibilities associated with service on Chaucer’s board.

Risk Management and Compensation

The Committee endeavors to ensure that our compensation programs and practices balance risk and reward, both on an individual and Company-wide basis. To that end, each year a committee comprised of a cross-section of our officers conducts a review and risk assessment of our material incentive compensation plans. This assessment is reviewed by the Committee in conjunction with its review and approval of the compensation programs for the upcoming year, and by the Committee’s independent compensation consultant. Based upon this analysis, a number of features were identified that mitigate the inherent risks associated with incentive programs. Factors mitigating risk include:

•	performance goals are believed to be reasonably challenging, but obtainable without sacrificing underwriting discipline;
•	investment income projections included in our operating income financial plans are based upon a prudent investment strategy;
•	a significant portion of each executive’s compensation is based on overlapping long-term incentive awards subject to extended vesting periods;
•

the funding formula and metrics for our short-term incentive programs establish only the formulaic funding level. Actual awards to participants are at the discretion of their managers, or in the case of our executive officers, the Committee (and the CID, with respect to the CEO). Accordingly, notwithstanding funding levels, in the event an individual does not make valuable contributions to the Company during the year, the participant’s manager, or in the case of our executive officers, the Committee (and the CID, with respect to the CEO), has the discretion to reduce or eliminate the participant’s award;

•	we have a disciplined process for establishing reserve levels and development from prior accident years, which is reviewed by outside actuaries, outside auditors (PwC) and the Audit Committee;

The Hanover Insurance Group, Inc. 2017 Proxy Statement	53

•

we have a history of exercising reasonable judgment in establishing our reinsurance programs that is transparent to investors through the Business section of our Form 10-K and to the Board of Directors through its regular review of reinsurance programs;

•	executives’ individual goals are reviewed by the Committee each year and are directed at longer-term priorities;
•	our policy prohibiting directors and executive officers from pledging their shares or entering into hedging transactions involving our stock;
•	we maintain a clawback policy that requires our NEOs, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing; and
•	our most senior executives, including our NEOs, are subject to our executive stock ownership guidelines.

In addition to the various factors mitigating risk discussed above, it is also important to emphasize that each of our compensation programs is developed in the context of our overall financial plan. The detailed financial plan, which includes our short- and long-term financial goals and operating priorities, is reviewed and approved by the full Board of Directors. Accordingly, the independent Board is provided the opportunity to make its own assessment of the risks presented by the financial plan and to require that management implement appropriate changes to ensure that we are not taking imprudent risks that may have a material adverse impact on financial performance.

Based on these factors and the analysis presented by management, the Committee determined that our compensation programs for our executive officers and all other employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually during the first quarter at the time the Committee makes its annual executive compensation decisions. The date of this meeting usually is set well in advance and is not chosen to coincide with the release of material, non-public information. Beginning in 2017, for year-to-year consistency and administrative convenience, the Committee elected to make annual equity grants on the last Friday during the month of February.

Equity awards made to executive officers, including each of our NEOs, must be specifically approved by the Committee, subject, with respect to the CEO, to ratification by the CID. For annual equity awards made to other employees, the Committee approves an aggregate number and type of award available for issuance. These awards are then distributed as determined by our CEO based on recommendations from other members of management pursuant to the Company’s long-term awards program.

Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain or reward an employee and must be approved by the Committee for any executive officer. No NEO (other than Messrs. Zubretsky and Farber who joined the Company in 2016) received an off-cycle award during 2016.

The Committee does not have any programs, plans or practices of timing awards in coordination with the release of material, non-public information. The Committee reserves the right, however, to consider such information in determining the date of any award. The exercise price of all options equals the closing price per share of our Common Stock, as reported on the NYSE on the date of grant.

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Stock Ownership Guidelines and Policies Against Hedging or Pledging Shares

In order to further align the interests of our NEOs with those of our shareholders and to encourage such officers to operate in the best long–term interests of the Company, each NEO is subject to the stock ownership guidelines set forth on page 6. As of the date of this Proxy Statement, each of our currently employed NEOs is in compliance with such guidelines.

We have adopted a policy that prohibits directors and executive officers from pledging their shares or entering into hedging transactions involving our stock.

Tax Implications

Section 162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. However, compensation that qualifies as “performance-based compensation” is not subject to this limitation on deductibility. Performance-based compensation generally includes only payments that are contingent upon the achievement of pre-established performance objectives and excludes any fixed or guaranteed payments. Option grants generally also qualify as performance-based compensation.

The Committee considers the impact of the deductibility rules in developing and administering our compensation programs. However, this consideration is balanced with our primary goal of structuring compensation programs to attract, reward, motivate and retain highly talented executives. Accordingly, since our compensation objectives are not always consistent with the requirements for full deductibility, we have entered, and may in the future enter, into compensation arrangements under which payments are not deductible under Section 162(m).

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Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2017 Proxy Statement

Based on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2017 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 17, 2017

Members of the Compensation Committee:

P. Kevin Condron, Chair

Karen C. Francis

Wendell J. Knox

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Hanover Insurance Group, Inc. 2017 Proxy Statement	56

Note Regarding Currency – Unless otherwise indicated, any amounts set forth in the tables below, or otherwise disclosed herein, that are paid or accrued in U.K. Pounds Sterling (“GBP”), have been converted into U.S. Dollars (“USD”) using the average exchange rate in effect for the period disclosed (1.35 USD/GBP for 2016; 1.53 USD/GBP for 2015; and 1.65 USD/GBP for 2014).

Summary Compensation Table

The following table sets forth the total compensation for our NEOs for 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)(2)(3)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total ($)
Joseph M. Zubretsky	2016	538,462	—		2,611,422		3,000,232		1,400,000		—	48,399	7,598,515
President and CEO (6)

Jeffrey M. Farber	2016	150,000	—		406,156		450,163		—		—	64,782	1,071,101
EVP and CFO (6)

J. Kendall Huber	2016	498,077	—		327,000		220,072		195,000		5,742	68,585	1,314,476
EVP and General Counsel	2015	494,231	—		298,632		216,472		395,000		1,803	66,844	1,472,982
	2014	468,077	—		319,788		214,975		375,000		7,463	64,010	1,449,313

John C. Roche	2016	470,385	—		329,453		222,054		161,000		—	67,304	1,250,196
EVP, President, Commercial Lines*	2015	455,385	—		292,140		209,675		340,000		—	64,807	1,362,007

Former Officers (7)
Frederick H. Eppinger	2016	461,511	357,000	(8)	—		—		—		1,386	3,515,674	4,335,571
Former President and CEO	2015	1,000,000	—		1,519,800	(9)	1,213,399	(9)	1,400,000		—	87,556	5,220,755
	2014	1,000,000	—		1,742,820	(9)	1,209,236	(9)	1,200,000		1,562	79,955	5,233,573

Eugene M. Bullis	2016	1,075,000	100,000	(8)	—		—		—		—	68,000	1,243,000
Former EVP and Interim CFO	2015	245,000	75,000	(8)	100,008		—		—		—	5,000	425,008

Andrew S. Robinson	2016	310,135	—		329,453	(9)	222,054	(9)	—		—	1,227,517	2,089,159
Former EVP, Corporate	2015	458,846	—		308,370	(9)	220,840	(9)	280,000		—	92,875	1,360,931
Development and President, Specialty	2014	451,538	—		325,499	(9)	223,935	(9)	300,000		—	92,044	1,393,016

Johan G. Slabbert	2016	418,500	—		296,591	(9)	—		515,592	(10)	—	808,414	2,039,097
Former CEO, Chaucer

*	As previously announced by the Company, on April 1, 2017 Mr. Roche will assume the role of EVP, President, Agency Markets.
(1)

The amounts in these columns reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the

The Hanover Insurance Group, Inc. 2017 Proxy Statement	57

value of the Company’s Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.

(2)	Amounts in this column include the grant date fair value of awards of restricted stock units (TBRSUs and PBRSUs) granted during the applicable year, disregarding the effect of estimated forfeitures. PBRSUs are reported at target. Set forth in the table below is the grant date fair value at target and both the grant date fair value assuming the threshold and the maximum payment levels are achieved for the PBRSUs. No shares will be earned pursuant to the PBRSUs if the Company does not achieve specified levels of performance or if the award is forfeited prior to vesting.

Name	Year	Grant Date Fair Value of PBRSUs Assuming Threshold Payment Level ($)	Grant Date Fair Value of PBRSUs (as included in table above)($)	Grant Date Fair Value of PBRSUs Assuming Maximum Payment Level ($)
Joseph M. Zubretsky	2016	652,856	2,611,422	3,917,133

Jeffrey M. Farber	2016	101,539	406,156	609,234

J. Kendall Huber	2016	41,315	165,260	247,890
	2015	34,270	137,080	205,620
	2014	39,354	157,416	236,124

John C. Roche	2016	41,625	166,499	249,749
	2015	33,525	134,100	201,150

Former Officers
Frederick H. Eppinger*	2016	—	—	—
	2015	379,950	1,519,800	2,279,700
	2014	435,705	1,742,820	2,614,230

Andrew S. Robinson*	2016	41,625	166,499	249,749
	2015	35,388	141,550	212,325
	2014	40,057	160,227	240,341

Johan G. Slabbert*	2016	51,968	207,874	361,488

*	According to the terms of Messrs. Eppinger’s, Robinson’s and Slabbert’s outstanding but unvested PBRSU awards, and subject to any adjustments made in their respective separation agreements, these awards were forfeited upon their resignation.
(3)	With respect to Mr. Slabbert, amounts also include the grant date fair value of matching shares awarded under the Chaucer Share Incentive Plan (the “Chaucer SIP”). The Chaucer SIP permits qualifying employees of Chaucer and its subsidiaries to purchase shares of our Common Stock on a tax-advantaged basis. The Chaucer SIP is only available to U.K. resident taxpayers.
(4)	For 2015, change reflects an increase in the discount rate and, therefore, Mr. Eppinger’s present value of accumulated benefits in the pension plan decreased by $10.

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(5)	For 2016, the amounts shown in this column consist of the following:

Company Contributions to Defined Contribution and Non-Qualified Retirement Savings Plans, Chaucer Board Stipend, and Relocation / Temporary Living Expenses

	All Other Compensation (Excluding Perquisites and Other Payments)
Name	Company Contributions to Defined Contribution Plan($)	Company Contributions to Non-Qualified Retirement Savings Plan($)	Stipend for Service on the Chaucer Board of Directors($)	Relocation / Temporary Living Expenses($)*
Joseph M. Zubretsky	—	16,408	—	9,959
Jeffrey M. Farber	—	—	5,400	53,746
J. Kendall Huber	15,900	36,485	—	—
John C. Roche	15,900	30,263	—	—

Former Officers
Frederick H. Eppinger	15,900	—	—	—
Eugene M. Bullis	15,900	44,100	—	—
Andrew S. Robinson	15,900	—	20,250	—
Johan G. Slabbert	58,590	—	—	—

*	Pursuant to their offer letters, each of Mr. Zubretsky and Mr. Farber are entitled to reimbursement for certain relocation expenses. Mr. Zubretsky’s relocation amount includes tax reimbursement payments of $3,347 related to relocation and temporary living expenses. Mr. Farber’s relocation amount includes tax reimbursement payments of $20,095 related to relocation and the “Buy Worcester” program, a Company-sponsored home buyer incentive available to all Worcester-based employees who purchase homes in Worcester, MA.

Perquisites

Name	Perquisites
	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Tax Reimbursement ($)*	Personal Use of Company Vehicles ($)†
Joseph M. Zubretsky	—	—	—	—	22,032
Jeffrey M. Farber	636	5,000	—	—	—
J. Kendall Huber	11,200	5,000	—	—	—
John C. Roche	11,200	5,000	4,508	433	—

Former Officers
Frederick H. Eppinger	15,600	5,000	—	—	—
Eugene M. Bullis	3,000	5,000	—	—	—
Andrew S. Robinson	20,700	—	2,944	473	—
Johan G. Slabbert	—	—	—	—	—

*	Reimbursements for spousal travel and associated taxes relate solely to certain agent conferences and company events where spousal attendance was expected.

The Hanover Insurance Group, Inc. 2017 Proxy Statement	59

†	Represents the personal benefit associated with the personal use of a Company driver and vehicle for commuting purposes, determined as the sum of the fair value of the vehicle, cost of fuel, and driver compensation costs allocable to personal usage. This benefit is afforded to Mr. Zubretsky in lieu of permanent relocation to enable him to devote his commuting time to the business of the Company and provide him with additional security. Such expense is substantially less than the anticipated cost of permanent relocation.

Other Payments – Frederick H. Eppinger

Former Officer	Payment in lieu of Options and RSUs Scheduled to Vest in the First Quarter of 2017 ($)		Total Monthly Consulting Fees ($)
Frederick H. Eppinger	3,264,559	*	214,615	†

*	Amount represents 50% of the in-the-money value of the stock options and RSUs that were scheduled to vest during the first quarter of 2017, based upon the Company’s stock price as reported at the close of trading on the NYSE on the dates each award was scheduled to vest. A cash payment representing such amount was made in March 2017. This payment was made in connection with Mr. Eppinger’s Transition Services Agreement.
†	Includes $30,000 monthly consulting fees for the months of July-December 2016 and $34,615, representing the amount of base salary Mr. Eppinger would have earned from his separation date through June 30, 2016.

Other Payments – Andrew S. Robinson

Former Officer	Payment in lieu of Options and RSUs Scheduled to Vest in the First Quarter of 2017 ($)	Leadership Transition Severance Payment ($)*	Twelve Months Outplacement Assistance ($)
Andrew S. Robinson	375,000	767,250	25,000

*	Lump sum payment made on October 31, 2016 pursuant to the terms of the Leadership Transition Severance Arrangement between Andrew S. Robinson and the Company dated February 23, 2016.

Other Payments – Johan G. Slabbert

Former Officer	One Year Base Salary plus Certain Benefits and Reimbursement of Expenses ($)	2014 LTIP Award ($)	2015 LTIP Award ($)
Johan G. Slabbert	497,610	252,214	TBD	*

*	Mr. Slabbert will receive a cash payment representing a pro-rated portion of his 2015 LTIP. The actual amount of the award will be determined at the time such award would otherwise vest.

(6)	Mr. Zubretsky assumed the role of President and Chief Executive Officer on June 20, 2016. Mr. Farber joined the Company on October 1, 2016, initially as Executive Vice President – Senior Finance Officer before assuming the role of Chief Financial Officer on November 4, 2016.
(7)	Mr. Eppinger served as the Company’s President and Chief Executive Officer until his retirement on June 19, 2016. Mr. Bullis served as the Company’s Executive Vice President and Interim Chief Financial Officer until his retirement on November 11, 2016. Mr. Robinson served as the Company’s Executive Vice President, Corporate Development, and President, Specialty, until his resignation on September 1, 2016. Mr. Slabbert served as CEO, Chaucer, until his resignation on February 20, 2017.

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(8)	Represents a one-time cash bonus. For Mr. Eppinger, such amount represents an award paid in March 2017 for his service as CEO during 2016, as determined by the Compensation Committee, in its sole discretion. Such amount represents 51% of his prior-year incentive compensation target award, pro-rated for his term of service. Mr. Bullis’s 2016 bonus was paid on November 10, 2016, and his 2015 bonus was paid on October 27, 2015. Such amounts were fixed in accordance with arrangements to incentivize him to serve as Interim Chief Financial Officer.
(9)	According to the terms of Messrs. Eppinger’s, Robinson’s and Slabbert’s outstanding, but unvested Company stock option and restricted stock awards (as applicable), upon the executive’s resignation each such unvested option and restricted stock award was automatically forfeited and returned to the Company. See Note 5 above.
(10)	One-half of the award will be paid in April of 2017, and the other half will be paid in January of 2018. The full amount of the annual bonus is reported in this column.

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Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2016. Except as otherwise indicated, all equity awards were granted pursuant to the 2014 Long-Term Incentive Plan (the “2014 Plan”). Where the footnotes indicate a vesting date, except as otherwise indicated, in order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through such vesting date (for a description of termination benefits associated with awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 69). Neither Mr. Eppinger nor Mr. Bullis received any plan-based awards in 2016.

Grants of Plan-Based Awards in 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)
Joseph M. Zubretsky	6/20/16(3)	—	1,400,000	1,400,000
	6/20/16(4)				9,075	36,300	54,450				2,611,422
	6/20/16(5)								277,100	82.65	3,000,232
Jeffrey M. Farber	10/3/16(3)	—	325,000	325,000
	10/3/16(4)				1,502	6,010	9,015				406,156
	10/3/16(5)								47,500	74.88	450,163
J. Kendall Huber	2/23/16(6)	—	382,500	765,000
	2/23/16(4)				500	2,000	3,000				165,260
	2/23/16(7)							2,000			161,740
	2/23/16(5)								19,980	82.74	220,072
John C. Roche	2/23/16(6)	—	315,250	630,500
	2/23/16(4)				503	2,015	3,022				166,499
	2/23/16(7)							2,015			162,953
	2/23/16(5)								20,160	82.74	222,054

Former Officers
Andrew S. Robinson	2/23/16(6)	—	302,250	604,500
	2/23/16(4)(8)				503	2,015	3,022				166,499
	2/23/16(7)(8)							2,015			162,953
	2/23/16(5)(8)								20,160	82.74	222,054
Johan G. Slabbert	4/1/16(9)(10)	115,088	460,350	920,700
	4/1/16(4)(8)(10)				272	1,090	1,635				108,520
	4/1/16(8)(10)(11)				—	1,090	2,180				99,354
	4/1/16(7)(8)(10)							940			83,923
	Various(12)							58			4,794

(1)	Threshold amounts indicate the amount of payout in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid, subject to the Compensation Committee’s discretion.
(2)

The amounts in this column reflect the grant date fair value of the award (at target with respect to PBRSUs) calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures.

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Assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the stock awards or exercise of options, whether the Company achieves certain performance goals and whether such awards actually vest. See Notes 1 and 2 to the Summary Compensation Table.

(3)	Represents short-term incentive awards to Mr. Zubretsky and Mr. Farber pursuant to the terms of their offer letters (see section entitled “Management Transition Arrangements” in the CD&A beginning on page 47 for more information). On March 10, 2017, these awards were paid to the NEOs in the following amounts: Mr. Zubretsky, $1,400,000; and Mr. Farber, $0.
(4)	Represents a grant of PBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 43 for more information). PBRSUs vest on the third anniversary of the date of grant only if and to the extent the Company achieves a specified relative total shareholder return for the years 2016-2018. For Mr. Zubretsky and Mr. Farber, relative total shareholder return is measured from the grant date of their awards through December 31, 2018.
(5)	The securities underlying the options granted are shares of Common Stock. The options granted vest in three substantially equal, annual installments commencing on the first anniversary of the grant date. All options have a ten-year term. The exercise price of the options equals the closing price per share of Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 43 for more information.
(6)	Represents an award under the 2016 Executive STIP (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 37 for more information). On March 10, 2017, these awards were paid to the NEOs in the following amounts: Mr. Huber, $195,000; and Mr. Roche, $161,000. Mr. Robinson resigned on September 1, 2016 and did not receive an award under the 2016 Executive STIP.
(7)	Represents a grant of TBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 43 for more information). For each NEO who received an award, the TBRSUs vest in full on the third anniversary of the date of grant.
(8)	According to the terms of Messrs. Robinson’s and Slabbert’s outstanding but unvested PBRSU, TBRSU and stock option awards (as applicable), these awards were forfeited upon resignation. See Note 5 to the Summary Compensation Table.
(9)	Represents an award under the 2016 Chaucer Annual Bonus Plan (see section entitled “Short-Term Incentive Compensation—2016 Chaucer STIP” in the CD&A on page 43 for more information). Mr. Slabbert was awarded $515,592 pursuant to this program.
(10)	Award approved by the Committee on March 14, 2016. For consistency with other Chaucer awards and administrative convenience, the grant date was April 1, 2016.
(11)	Represents a grant of PBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 43 for more information). These PBRSUs were scheduled to vest on the third anniversary of the date of grant if Chaucer achieved a specified three-year average post-tax return on allocated capital for the years 2016-2018.
(12)	Represents grants of matching shares under the Chaucer SIP. Subject to certain exceptions, such shares are subject to a three-year vesting requirement.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for our NEOs regarding outstanding equity awards held as of December 31, 2016. All awards granted prior to May 20, 2014 were issued pursuant to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) and, except as otherwise indicated, all awards granted after May 19, 2014 were issued pursuant to the 2014 Plan. Where the footnotes indicate a vesting date, except as otherwise indicated, in order for such awards to vest and be paid to the NEO, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through such vesting date (for a description of termination benefits associated with awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 69).

Outstanding Equity Awards at Fiscal Year-End 2016

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Joseph M. Zubretsky	6/20/16	—	277,100	82.65	6/20/26	6/20/16				36,300	(3)	3,303,663

Jeffrey M. Farber	10/03/16	—	47,500	74.88	10/03/26	10/03/16				6,010	(3)	546,970

J. Kendall Huber	2/26/13	13,000	—	42.49	2/26/23	2/19/14	2,800	(4)	254,828	4,200	(5)	382,242
	2/19/14	16,000	8,000	57.99	2/19/24	2/27/15	2,300	(4)	209,323	2,300	(6)	209,323
	2/27/15	7,433	14,867	70.24	2/27/25	2/23/16	2,000	(4)	182,020	2,000	(3)	182,020
	2/23/16	—	19,980	82.74	2/23/26

John C. Roche	2/26/10	12,500	—	42.15	2/26/20	2/19/14	2,400	(4)	218,424	3,600	(5)	327,636
	2/28/11	12,500	—	46.47	2/28/21	2/27/15	2,250	(4)	204,773	2,250	(6)	204,773
	1/20/12	16,000	—	36.81	1/20/22	2/23/16	2,015	(4)	183,385	2,015	(3)	183,385
	2/26/13	20,500	—	42.49	2/26/23
	2/19/14	14,000	7,000	57.99	2/19/24
	2/27/15	7,200	14,400	70.24	2/27/25
	2/23/16	—	20,160	82.74	2/23/26

Johan G. Slabbert (7)						4/01/15	800	(4)	72,808
						4/01/16	940	(4)	85,549	1,090	(3)	99,201
						4/01/16				1,090	(8)	99,201
						Various	206	(9)	18,748

(1)	Options granted from 2013-2016 vest over three years in three substantially equal annual installments, in each case on the anniversary of the grant date. Options granted from 2011-2012 vested over four years, with 50% vesting on each of the third and fourth anniversary of the grant date.
(2)	Based on a value of $91.01 per share, which was the closing price per share of our Common Stock on the NYSE on December 30, 2016, the last trading day of 2016.
(3)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2016-2018. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of

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shareholder return achieved. For Mr. Zubretsky and Mr. Farber, relative total shareholder return is measured from the grant date through December 31, 2018.
(4)	TBRSUs that vest in full on the third anniversary of the date of grant. TBRSUs granted on February 19, 2014 settled and shares were delivered on February 21, 2017.
(5)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2014-2016. The actual award that is delivered may be as low as 0% and as high as 150% of the target award based upon the actual level of shareholder return achieved. For the 2014-2016 period, the Company’s relative total shareholder return ranked it in the 79th percentile against its pre-determined peer group. Accordingly, the award shown in the table reflects the maximum of 150% of the target award value. The award was settled and shares were delivered to the holders on February 21, 2017.

(6)	PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2015-2017. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved.
(7)	According to the terms of Mr. Slabbert’s outstanding but unvested PBRSU and TBRSU awards, the awards listed in the table were forfeited upon his resignation.
(8)	PBRSUs that vest on the third anniversary of the grant date if Chaucer achieves a specified three-year average post-tax return on allocated capital (ROAC) for the years 2016-2018. The actual award that was to be delivered could have been as low as 0% and as high as 200% of the target award shown in the table above based on the actual level of ROAC achieved.
(9)	Grants of matching shares under the Chaucer SIP. Shares issued prior to May 19, 2014 were issued pursuant to the 2006 Plan. Subject to certain exceptions, such shares were subject to a three-year vesting requirement.

Option Exercises and Stock Vested in 2016

The following table sets forth information for our NEOs regarding the value realized during 2016 pursuant to (i) option exercises, and/or (ii) shares acquired upon vesting of previously granted stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Joseph M. Zubretsky	—	—	—	—
Jeffrey M. Farber	—	—	—	—
J. Kendall Huber	35,750	1,695,635	15,000	1,217,813
John C. Roche	—	—	9,250	761,918

Former Officers	Option Awards		Stock Awards
Frederick H. Eppinger	193,333	6,844,854	90,750	7,369,695
Eugene M. Bullis	—	—	1,222	105,789
Andrew S. Robinson	52,999	1,534,421	15,000	1,217,813
Johan G. Slabbert	—	—	6,921	563,508

(1)

For stock options, represents the difference between the fair market value of THG’s Common Stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired upon

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exercise. For stock awards, represents the number of shares acquired upon vesting multiplied by the closing price of THG’s Common Stock on the vesting date.

Pension and Retirement Benefits

Cash Balance and Excess Benefit Plan

Effective December 31, 2004, benefits under the Company’s funded, tax-qualified, noncontributory defined benefit pension plan (the “Cash Balance Plan”) and associated non-qualified excess benefit plan (the “Excess Benefit Plan”) were frozen and annual allocations to participant bookkeeping accounts were discontinued. Although future annual allocations were discontinued, interest based on the GATT rate continues to be credited to participant bookkeeping accounts.

Each year while the Cash Balance Plan was in effect, the Company allocated an amount equal to a percentage of each participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the federal limits) to a separate bookkeeping account established for each participant. Similarly, each year the Excess Benefit Plan was in effect, the Company provided eligible individuals with the difference between the benefits calculated under the Cash Balance Plan, without regard to federal limitations, and the maximum amount that may be allocated to the participant’s Cash Balance Plan bookkeeping account under federal tax laws.

Messrs. Eppinger and Huber are fully vested in the Cash Balance Plan and Excess Benefit Plan and may elect to receive benefits under the plans following termination of employment as either a one-time lump sum or as an annuity. Because they joined the Company after the plans were frozen, Messrs. Zubretsky, Farber, Roche, Slabbert, Bullis, and Robinson receive no benefits under the Cash Balance Plan or Excess Benefit Plan.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

J. Kendall Huber	Cash Balance Plan	N/A	60,806	—
	Excess Benefit Plan	N/A	40,016	—

Former Officer
Frederick H. Eppinger	Cash Balance Plan	N/A	16,845	—

(1)	The results shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on US GAAP assumptions as disclosed in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Annual Report. Other assumptions used in the calculations are based on applicable SEC regulations. In particular, these participants are assumed to elect a lump sum payment when they commence benefits, which is assumed to be at age 65, the normal retirement age defined in both the Cash Balance Plan and the Excess Benefit Plan. Also, no turnover (e.g. death, disability, termination, retirement) is assumed prior to age 65.

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401(k) Plan

The Company maintains a 401(k) retirement savings plan (the “401(k) Plan”). For 2016, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred to the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the federal limits for qualified 401(k) plans, which was $265,000 for 2016.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. This plan provides eligible employees of the Company, including each of the NEOs listed below, a 6% employer contribution on total eligible compensation in excess of federal limits applied to the 401(k) Plan (subject to certain limits and contingent upon satisfaction of maximum employee contributions to the 401(k) Plan or receipt of evidence that the employee has made maximum contributions to a former employer’s 401(k) plan for the year in question). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are payable upon the earlier to occur of death or six months following termination from the Company. Mr. Slabbert, as an employee of Chaucer, was not eligible to participate in this plan. The table below sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2016:

Name	Executive Contributions in 2016 ($) (1)	Registrant Contributions in 2016 ($) (2)	Aggregate Earnings in 2016 ($) (3)	Aggregate Withdrawals/ Distributions in 2016 ($)		Aggregate Balance at December 31, 2016 ($) (4)
Joseph M. Zubretsky	—	16,408	—	—		16,408
Jeffrey M. Farber	—	—	—	—		—
J. Kendall Huber	—	36,485	17,734	—		637,421
John C. Roche	—	30,263	4,897	—		199,395

Former Officers
Frederick H. Eppinger	—	—	30,809	1,072,894	(5)	—
Eugene M. Bullis	—	44,100	—	—		44,100
Andrew S. Robinson	—	—	7,728	—		264,239

(1)	The plan does not allow for executive contributions.
(2)	Represents contributions made by the Company in 2017 with respect to eligible 2016 compensation. Such amounts are included in the All Other Compensation Column of the Summary Compensation Table. As previously reported in our 2016 Proxy Statement, in March 2016 contributions with respect to eligible 2015 compensation were made to the following NEOs in the following amounts: $44,100 for Mr. Eppinger; $35,129 for Mr. Huber; $28,583 for Mr. Roche; and $29,376 for Mr. Robinson.
(3)	Represents interest accrued on the aggregate amount in the plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.
(4)	Includes Company contributions made in 2017 as if such contributions were made on December 31, 2016. Balances attributable to Company contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

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(5)	In connection with Mr. Eppinger’s termination of employment in 2016, his account balance was distributed to him in accordance with the terms of the plan.

Company Mandated Section 162(m) Deferrals

Section 162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million that is paid to certain executives. The Compensation Committee generally has structured the Company’s annual and certain of its long-term incentive compensation arrangements in a manner intended to qualify awards under such arrangements as performance-based compensation that is not subject to the deduction limitation of Section 162(m). Certain types of awards, however, such as TBRSUs, do not qualify under the performance-based exception. Historically, the Company has required that compensation earned by our NEOs that was not deductible pursuant to Section 162(m) be deferred until such time as the payment to the NEO could be made without limits on deductibility under Section 162(m). The Company takes Section 162(m) into account in making its executive compensation decisions, but believes that its primary responsibility is to provide a compensation program that achieves the various goals described in the CD&A, and therefore has paid, and expects in the future to pay, amounts that are not deductible. The table below sets forth certain information regarding earned and vested stock-based compensation that the Company required Mr. Huber, Mr. Eppinger and Mr. Robinson to defer in order to preserve its ability to deduct the payments under Section 162(m).

Name	Executive Contributions in 2016 ($) (1)	Registrant Contributions in 2016 ($) (2)	Aggregate Earnings in 2016 ($) (3)	Aggregate Withdrawals/ Distributions in 2016 ($)		Aggregate Balance at December 31, 2016 ($) (4)
J. Kendall Huber	247,842	60	—	—		292,292

Former Officers
Frederick H. Eppinger	377,151	51,462	—	20,301,184	(5)	100,306
Andrew S. Robinson	245,400	59	—	—		289,411

(1)	For Messrs. Huber and Robinson, amounts for each include: (i) the shares he was required to defer, valued by multiplying the number of shares deferred by the closing price of our Common Stock on the NYSE on the date of deferral; and (ii) dividends earned in 2016 on accumulated deferred shares which were previously required to be deferred. For Mr. Eppinger, the amount presented represents dividends earned in 2016 on accumulated deferred shares which were required to be deferred. The stock awards underlying the deferred shares were reported in the Summary Compensation Table during the year granted. Dividends on such shares are not reported in the Summary Compensation Table.
(2)	Represents interest on deferred dividends. Such deferred dividends accrue interest at the GATT rate. Such interest is not reported in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.
(3)	The value of deferred shares fluctuates with the market value of THG Common Stock. Aggregate earnings (loss) based upon stock price fluctuation are not reported in this column or in the Summary Compensation Table, but are reflected in the aggregate balances as of December 31, 2016, or with respect to Mr. Eppinger, also reflected in the aggregate distribution in 2016. See Note 4 below.
(4)

Represents the fair market value of the aggregate number of shares previously earned and reported but required to be deferred as of December 31, 2016, plus all accrued but unpaid dividends and accrued but unpaid interest thereon, which are also required to be deferred. The stock awards underlying the deferred

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shares were reported in the Summary Compensation Table during the applicable grant year. Accrued but unpaid dividends and interest were not reported in the Summary Compensation Table.
(5)	In connection with Mr. Eppinger’s termination of employment in 2016, certain deferred shares were distributed to him in accordance with the terms of the deferral program.

Chaucer DC Plan

All Chaucer employees are eligible to join the Flexible Retirement Account, a defined contribution pension plan. For 2016, the Company had an age-related contribution scheme. All participants were required to contribute 3% of their salary, and the Company contributed between 8% and 16% of salary depending on which age bracket an employee fell into. Participants could contribute up to $54,000, reduced down on a tapered basis for members earning more than $202,500 to a maximum of $13,500 for members earning more than $283,500.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflects the amount of incremental compensation required to be paid to each applicable NEO in the event of a change in control of the Company, or a termination of the NEO’s employment. For purposes of the disclosure, we have assumed that all triggering event(s) took place on December 31, 2016, and we used the closing price per share on the NYSE of our Common Stock on December 30, 2016 ($91.01), the last trading day in 2016. Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	when the event actually occurs;
•	the number of outstanding but unvested stock awards then held by the NEO;
•	awards granted after December 31, 2016;
•	the amount of prior years’ compensation the NEO was required or elected to defer;
•

the Company’s relative total shareholder return over a specified period and its performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards; and

•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are any amounts which are not contingent upon the occurrence of the triggering event(s) or payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance, long-term disability insurance, etc.). Benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and the subsequent occurrence of an involuntary termination of employment by the Company or constructive termination of employment by the NEO. The change in control column in the tables below assume both a Change in Control and the occurrence of a termination event effective as of December 31, 2016.

The payments and benefits Messrs. Eppinger, Robinson and Slabbert actually received in connection with their separation from the Company are set forth in the Summary Compensation Table on page 57 and are described in the CD&A beginning on page 48. Amounts for Messrs. Eppinger and Robinson are not included in the tables below since they left the Company prior to the end of 2016. Mr. Bullis did not receive any payments or benefits in connection with his separation from the Company during 2016.

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Termination Other Than in Connection with a Change in Control

Except as otherwise described below, the Company has no obligations to provide severance benefits (except as may otherwise be required by law) to any NEO in the event such NEO is terminated other than in connection with a change in control.

Zubretsky Offer Letter

Pursuant to Mr. Zubretsky’s offer letter, in the event his employment is involuntarily terminated, other than for cause or in connection with a change in control, or he terminates his employment for “good reason” (generally, a material and adverse change in duties, reduction in base salary or short-term incentive compensation target opportunity, a material reduction in benefits, a requirement that the executive relocate his principal place of business, failure to nominate Mr. Zubretsky to the Board at the end of his current term, or his removal from the Board), Mr. Zubretsky will receive a lump sum payment equal to 2.4x his current base salary. Additionally, to the extent unvested, Mr. Zubretsky will continue to vest in any long-term incentive awards for one year following such termination. As a condition to receiving severance, Mr. Zubretsky must enter into a separation agreement upon terms and conditions acceptable to the Company, which will include a full release and non-disparagement provision.

Farber Offer Letter

Pursuant to Mr. Farber’s offer letter, in the event his employment is involuntarily terminated, other than for cause or in connection with a change in control, or he terminates his employment for “good reason” (generally, a material and adverse change in duties, reduction in base salary or short-term incentive compensation target opportunity or a requirement that the executive relocate his principal place of business), Mr. Farber will receive a lump sum payment equal to 2.0x his current base salary. Additionally, to the extent unvested, Mr. Farber will continue to vest in any long-term incentive awards for one year following such termination. As a condition to receiving severance, Mr. Farber must enter into a separation agreement upon terms and conditions acceptable to the Company, which will include a full release and non-disparagement provision.

Slabbert Service Agreement

Pursuant to the terms of his Service Agreement, in the event Mr. Slabbert’s employment was terminated by the Company, other than under certain enumerated circumstances (generally, acts of misconduct or disability), Mr. Slabbert was entitled to one year’s base salary plus benefits. As a condition to these post-termination benefits, Mr. Slabbert agreed to certain non-solicitation, cooperation, non-competition and confidentiality provisions that extend beyond his termination of employment for up to one year. For a description of the payments and benefits Mr. Slabbert actually received in connection with his separation from the Company, see page 50 of the CD&A.

Long-Term Equity Incentive Plans

Pursuant to the 2014 Plan and the 2006 Plan and certain stock award agreements issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated vesting of their awards in the event the holder dies or is disabled prior to the vesting date. Disability, for these purposes, is as defined in the Company’s long-term disability plan.

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Leadership Transition Severance Arrangements

In order to ensure the continued focus, undivided attention and service to the Company during the transition to a new Chief Executive Officer, the Compensation Committee approved severance arrangements for each domestic executive officer of the Company (excluding Messrs. Eppinger and Bullis). In the event (i) the executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s compensation, material and adverse change to the executive’s role and responsibility, or a requirement that the executive relocate), in either case prior to September 1, 2018, the executive will be entitled to a lump sum cash severance payment equal to a pre-established multiple of his or her annual base salary. The amount of the severance award is designed to approximate one year’s cash compensation. For Mr. Huber, his multiple is 1.75x base salary, and for Mr. Roche, his multiple is 1.65x base salary. As a condition to receiving such severance, the executive must enter into a separation agreement upon terms and conditions acceptable to the Company, which will include a full release and non-disparagement provision. Neither Mr. Zubretsky nor Mr. Farber is a party to these agreements.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives could receive upon a Change in Control of the Company. Mr. Slabbert was not a participant in this plan.

In the event of a Change in Control (defined below) of the Company and subsequent involuntary termination of a participant’s employment by the Company or constructive termination of a participant’s employment by the participant within a two-year period following the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (2x for Messrs. Zubretsky and Farber, 3x for Mr. Huber, and 1x for Mr. Roche) times the sum of a participant’s applicable base salary and target short-term incentive compensation award opportunity. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee’s employment was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award opportunity, pro-rated for service performed in the year of termination, and outplacement services. Certain participants who were covered by the CIC Plan when it was adopted in 2008 may also be entitled to a gross-up payment (“280G Gross-Up”) if their change in control payments/benefits become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, subject to a requirement that the amounts subject to the excise tax exceed a certain amount (the excise tax is a special additional tax applicable to change-in-control payments; the 280G Gross-Up does not apply to federal and state ordinary income taxes that would be payable without regard to the impact of such excise tax and the gross-ups). Notwithstanding the foregoing, it is the Company’s policy that no new participant to the CIC Plan be entitled to a 280G Gross-Up benefit. Accordingly, Messrs. Zubretsky and Farber are not entitled to a 280G Gross-Up. New participants are entitled to receive the full amount of payments due to them or a lesser amount, whichever results in the greater after-tax amount payable to them. Based on a hypothetical termination as of December 31, 2016, neither Mr. Huber nor Mr. Roche would have been entitled to a 280G Gross-Up benefit.

Pursuant to the 2006 Plan, the 2014 Plan, the Chaucer SIP and the various agreements issued thereunder, in the event of a change in control (defined below), the participant may be entitled to certain accelerated vesting of equity awards if such awards are not assumed by the successor company, or if such participant is involuntarily or constructively terminated after the change in control. The tables below present the hypothetical values as if such

The Hanover Insurance Group, Inc. 2017 Proxy Statement	71

awards are assumed by a successor company and such participant is involuntarily or constructively terminated thereafter. Such hypothetical values would be identical in the event the successor company did not assume the equity grants and instead they were accelerated. With respect to all equity awards granted to Mr. Zubretsky during his first year of employment, such awards are not subject to acceleration in connection with a change in control unless specifically approved by the Committee of Independent Directors.

As further described in the footnotes and because the tables assume a hypothetical triggering event on December 31, 2016, the values in the tables below include amounts for short-term and long-term incentive compensation awards that vested and were earned by the executives in the first quarter of 2017.

Potential Payments Upon Termination or Change in Control* Tables

		Joseph M. Zubretsky
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control
Cash Severance (1) (2)	$—	$—	$—	$—	$2,400,000	$2,400,000	$4,800,000
Cash Incentives (3)	—	—	—	—	—	—	1,400,000
Equity
Unvested Restricted Stock Units (4) (5)	146,162	1,684,959	—	—	—	—	—
Unexercisable Stock Options (5)(6)	410,041	1,181,527	—	—	772,180	772,180	—
Other Benefits
Health & Welfare (7)	—	—	—	—	—	—	14,313
Outplacement (8)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (9)	—	—	—	—	—	—	32,308

TOTAL	$556,203	$2,866,486	$—	$—	$3,172,180	$3,172,180	$6,276,621

See pages 74-78 for footnotes

The Hanover Insurance Group, Inc. 2017 Proxy Statement	72

		Jeffrey M. Farber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control
Cash Severance (2) (10)	$—	$—	$—	$—	$1,300,000	$1,300,000	$1,950,000
Cash Incentives (3)	—	—	—	—	—	—	325,000
Equity
Unvested Restricted Stock Units (4)	66,619	226,524	—	—	—	—	820,455
Unexercisable Stock Options (6)	62,213	317,374	—	—	225,386	225,386	766,175
Other Benefits
Health & Welfare (7)	—	—	—	—	—	—	21,071
Outplacement (8)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (9)	—	—	—	—	—	—	9,000

TOTAL	$128,832	$543,898	$—	$—	$1,555,386	$1,555,386	$3,921,701

		J. Kendall Huber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control
Cash Severance (2) (11)	$—	$—	$—	$—	$892,500	$892,500	$2,677,500
Cash Incentives (3)	—	—	—	—	—	—	382,500
Equity
Unvested Restricted Stock Units (4)	944,411	1,258,395	—	—	—	—	1,348,859
Unexercisable Stock Options (6)	405,055	650,478	—	—	—	—	738,182
Other Benefits
Health & Welfare (7)	—	—	—	—	—	—	21,071
Outplacement (8)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (9)	—	—	—	—	—	—	52,385

TOTAL	$1,349,466	$1,908,873	$—	$—	$892,500	$892,500	$5,250,497

See pages 74-78 for footnotes

The Hanover Insurance Group, Inc. 2017 Proxy Statement	73

		John C. Roche
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control
Cash Severance (2) (11)	$—	$—	$—	$—	$800,250	$800,250	$800,250
Cash Incentives (3)	—	—	—	—	—	—	315,250
Equity
Unvested Restricted Stock Units (4)	852,491	1,160,286	—	—	—	—	1,250,386
Unexercisable Stock Options (6)	372,856	609,445	—	—	—	—	696,951
Other Benefits
Health & Welfare (7)	—	—	—	—	—	—	21,071
Outplacement (8)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (9)	—	—	—	—	—	—	46,163

TOTAL	$1,225,347	$1,769,731	$—	$—	$800,250	$800,250	$3,160,071

	Johan G. Slabbert
Benefit	Death	Disability	For Cause	Voluntary	Without Cause (17)	Change in Control
Cash Severance (12)	$—	$—	$—	$—	$418,500	$418,500
Unvested Cash Awards (13)	297,027	297,027	—	—	—	401,664
Equity
Unvested Restricted Stock Units (4)(14)	101,840	232,258	—	—	—	310,071
Unvested Shares in The Chaucer Share Incentive Plan (15)	18,748	18,748	—	—	—	18,748
Other Benefits
Health & Welfare (16)	—	—	—	—	14,028	14,028

TOTAL	$417,615	$548,033	$—	$—	$432,528	$1,163,011

*	Please refer to the change in control definitions below for an explanation of what constitutes a change in control under the CIC Plan, the 2006 Plan and the 2014 Plan. Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and general releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation and non-interference agreement, regardless of whether or not they ever receive benefits thereunder. This agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Change in Control under the CIC Plan is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor

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corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

A “change in control” under the 2006 Plan and the 2014 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2006 Plan and the 2014 Plan, a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

(1)	Pursuant to Mr. Zubretsky’s offer letter, in the event his employment is involuntarily terminated, other than for cause or in connection with a change in control, or he terminates his employment for “good reason,” Mr. Zubretsky will receive a lump sum payment equal to 2.4x his current base salary, provided he provides a full release of claims and agrees to certain non-solicitation, non-interference, confidentiality and non-disparagement provisions.
(2)	Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent involuntary or constructive termination, the NEO is entitled to a lump sum severance payment equal to the product of his or her Multiplier and the sum of his or her applicable annual base salary plus target short-term incentive compensation award opportunity.
(3)	Represents payment of target 2016 STIP award earned in 2016, pro-rated for the period prior to the Change in Control (the amount included above assumes full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination of employment (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2016 STIP, but payment is at the discretion of the Compensation Committee. For all applicable NEOs, each NEO’s actual 2016 STIP award was earned and paid during the first quarter of 2017. See the Summary Compensation Table on page 57 for more information.
(4)	PBRSUs Represents the value of unvested PBRSUs granted in 2014, 2015 and 2016 (see “Outstanding Equity Awards at Fiscal Year-End 2016” on page 64 for more information).

Death. In the event of a NEO’s death, a pro-rated portion of the PBRSUs vests, but (A) for awards granted in 2014 and 2015, the awards remain subject to the performance-based vesting conditions determined at the end of the original performance period, and (B) for awards granted in 2016, the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For all applicable NEOs, values for the 2014 award are based on the actual payout of 150% of target and values for 2015 assume payout at target. For Messrs. Huber and Roche, values for the 2016 award are at 53% of target, respectively. For Mr. Slabbert, values for his two 2016 awards are at target and 53% of target, respectively. Since Mr. Zubretsky and Mr. Farber were hired during 2016, the performance of their PBRSUs is based on the Company’s achievement of a specified total shareholder return from the grant date (June 20, 2016 and October 3, 2016, respectively) through December 31, 2018. Based on Company performance since these grant dates, Mr. Zubretsky’s and Mr. Farber’s awards are valued at 25% and 150% of target, respectively.

Disability. In the event of a NEO’s disability, a pro-rated portion of the PBRSUs vests and the participant is given an additional one-year service credit, but (A) for awards granted in 2014 and 2015, the awards remain subject to the performance-based vesting conditions determined at the end of the performance period, and (B) for awards granted in 2016, the awards remain subject to the performance-

The Hanover Insurance Group, Inc. 2017 Proxy Statement	75

based vesting conditions determined based on the date of the termination event. For all applicable NEOs, values for the 2014 award are based on the actual payout of 150% of target and values for 2015 and 2016 are at target.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the PBRSUs vest based upon the level of achievement to date. If awards are assumed, then participants are not entitled to any acceleration unless a NEO’s employment is involuntarily or constructively terminated following the change in control. For all applicable NEOs, values for the 2014 awards are valued at 150% of target, and the 2015 award is valued at 107% of target. For Messrs. Huber and Roche, values for the 2016 award are valued at 53% of target. For Mr. Slabbert, value for one of his awards is at 53% of target and the other is valued at target. The performance of Mr. Farber’s PBRSUs is based on the Company’s achievement of a specified total shareholder return from the grant date, October 3, 2016, through December 31, 2018. Based on Company performance since the grant date, Mr. Farber’s award is valued at 150% of target.

TBRSUs Represents the value of unvested TBRSUs granted in 2014, 2015 and 2016 (see “Outstanding Equity Awards at Fiscal Year-End 2016” on page 64 for more information).

Death and Disability. In the event of a NEO’s death or disability, a pro-rated portion of the TBRSUs vest, plus an additional year in the case of disability.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest. If awards are assumed, then participants are not entitled to any acceleration unless the participant’s employment is involuntarily or constructively terminated following the change in control.

(5)	With respect to all equity awards granted to Mr. Zubretsky prior to June 20, 2017, such awards are not subject to acceleration in connection with a change in control unless specifically approved in writing by the Committee of Independent Directors. If the Committee of Independent Directors had elected to accelerate such awards, (i) Mr. Zubretsky’s PBRSUs would have been valued at 25% of target and been worth $825,916 as of December 31, 2016, and (ii) Mr. Zubretsky’s options would have accelerated and been worth $2,316,556 as of December 31, 2016.
(6)	Represents intrinsic value (difference between fair market value of THG Common Stock and the exercise price of the options multiplied by the number of unvested options). Unless such award is assumed by the successor entity, upon a change in control such unvested options immediately vest and become exercisable in full. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily or constructively terminated following the change in control. In the event a participant’s employment is terminated by reason of death or disability, then a pro-rata portion of his or her outstanding stock options automatically vest (plus an additional one-year service credit in the case of disability) and the unvested portion is automatically cancelled and forfeited. Pursuant to the terms of their option award agreements, Mr. Zubretsky and Mr. Farber are entitled to credit for one additional year of vesting in the event of a termination without cause or for good reason.
(7)	Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.
(8)	Represents the estimated cost of one year of outplacement services.
(9)	Represents a lump sum payment equal to the amount which would be credited for 2016 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2015 or annualized 2016 eligible compensation.

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(10)	Pursuant to Mr. Farber’s offer letter, in the event his employment is involuntarily terminated, other than for cause or in connection with a change in control, or he terminates his employment for “good reason,” Mr. Farber will receive a lump sum payment equal to 2.0x his current base salary, provided he provides a full release of claims and agrees to certain non-solicitation, non-interference, confidentiality and non-disparagement provisions.
(11)	As discussed above and on page 71 of the CD&A in the section titled “Leadership Transition Severance Arrangements,” the Company entered into severance arrangements with each of its U.S. executive officers serving at that time (excluding Messrs. Eppinger and Bullis) for the period ending September 1, 2018. These arrangements provide for a lump sum cash severance award equal to a pre-established multiple of base salary if during that time an executive (i) is involuntarily terminated, other than in connection with that person’s death, disability, a Change in Control or for Cause (as these terms are defined under the CIC Plan) or (ii) voluntarily terminates his or her employment for “good reason”.
(12)	Pursuant to the terms of his Service Agreement, in the event Mr. Slabbert’s employment is terminated by the Company, other than for the reasons set forth in the agreement (generally, misconduct or disability), Mr. Slabbert would be entitled to one year’s base salary plus benefits. Amounts reflect base salary. For the value of benefits, see Note 16 below.
(13)	Performance-Based Cash Awards Represents the value of unvested performance-based cash awards granted in 2014 and 2015 under Chaucer’s 2014 and 2015 Long-Term Cash Incentive Plan. Payouts under the performance-based awards are determined by Chaucer’s average post-tax return on equity over the performance periods (2014-2016 for the 2014 awards and 2015-2017 for the 2015 awards).

Death or Disability. In the event of Mr. Slabbert’s death or disability, a pro-rated portion of the performance-based cash awards vests, subject to actual performance against the pre-established performance condition. For Mr. Slabbert, values for the 2014 award are based on the actual payout of 112% of target and values for 2015 are valued at target.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the performance-based cash awards vest based upon the level of achievement to date. If awards are assumed, then participants are not entitled to any acceleration unless Mr. Slabbert’s employment is involuntarily or constructively terminated following the change in control. Mr. Slabbert’s 2014 award is valued at 123% of target, and the 2015 award is valued at 111% of target.

Time-Based Cash Awards Represents the value of an unvested time-based cash award granted in 2014.

Death or Disability. In the event of Mr. Slabbert’s death or disability, a pro-rated portion of the time-based cash award vests.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the time-based cash award vests. If the award is assumed, then participants are not entitled to any acceleration unless Mr. Slabbert’s employment is involuntarily or constructively terminated following the change in control.

(14)	All unvested awards were forfeited in connection with Mr. Slabbert’s separation from Chaucer in February 2017.
(15)	Represents the value of unvested matching shares issued pursuant to the Chaucer SIP. These shares are subject to vesting restrictions, but generally such vesting is accelerated in the event of death, disability or change-in-control.
(16)	Represents estimated cost of one year’s benefits due under the Services Agreement.

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(17)	In the event termination is due to being deemed redundant (generally a position elimination), Mr. Slabbert would also be entitled to the same benefits with respect to his unvested cash awards and unvested SIP shares as if he was terminated for death or disability.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2016, THG’s executive officers, directors and greater than 10% shareholders fully complied with all Section 16(a) filing requirements, except that due to an administrative oversight, a report covering the Compensation Committee’s certification of achievement of PBRSU goals for one award for each of Messrs. Eppinger, Huber, Lavey, Robinson, Roche, and Welzenbach, was filed three filing days late.

HOUSEHOLDING INF ORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-800-407-5222 or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, or our Investor Relations department.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2016, by calling 1-800-407-5222 or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s website at www.hanover.com, under “Investors-Annual Reports.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before November 30, 2017, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2018 Annual Meeting of Shareholders.

The Hanover Insurance Group, Inc. 2017 Proxy Statement	78

Any shareholder proposal to be considered at the Company’s 2018 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 14, 2018, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 14, 2018, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 30th day of March 2017.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

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Appendix A

Excerpt from Our Corporate Governance Guidelines Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence. The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, death or incapacitation.

If the Company makes charitable contributions to any tax exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent”, including any material changes in such circumstances or relationships.

*   *   *   *   *

A complete copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at:

http://www.hanover.com/about-corporate-governance.html

A-1

Appendix B

Non-GAAP Financial Measures

The discussion of our results in the Proxy Statement Summary and CD&A includes a discussion of our pre-tax operating income and ex-cat pre-tax operating income, and also include these measures but excluding the Fourth Quarter Reserve Adjustment, and net premium written excluding the impact from the disposal of the U.K. motor business, each of which are non-GAAP financial measures.

Operating Income

Operating income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business. The items excluded were primarily realized investment gains, losses on the repayment of debt and from the settlement of pension obligations, gains on the disposal of the U.K. motor business, interest expense on debt and income taxes. A reconciliation of operating income before income taxes to income from continuing operations is presented below and on page 36 of our Annual Report on Form 10-K filed with the SEC on February 22, 2017 (page 43 of the printed copy of the Annual Report).

Ex-Cat Operating Income

Ex-cat operating income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including those items noted above, as well as the impact of catastrophe losses on our results. Although catastrophe losses are a significant component in understanding and assessing our financial performance, management has metrics that evaluate results excluding catastrophes due to the fact that they are not predictable as to the timing or the amount that will affect our operations.

A reconciliation of ex-cat operating income and operating income to income from continuing operations, the most directly comparable GAAP financial measure, is set forth below.

(in millions)	2016	2015	2014
Income from continuing operations, net of tax	$156.1	$330.8	$282.3
Adjustment for certain non-operating items	28.3	(50.8)	(49.6)
Operating income, net of interest expense and income taxes	184.4	280.0	232.7
Income tax expense on operating income	83.5	125.5	108.3
Interest expense on debt	54.9	60.1	65.2
Operating income before interest expense and income taxes	322.8	465.6	406.2
Pre-tax catastrophe effect	125.1	181.3	223.0
Ex-cat operating income	$447.9	$646.9	$629.2

B-1

Ex-Fourth Quarter Reserve Adjustment

For the year ended December 31, 2016, the Company also presented the operating income metric and ex-cat operating income metric excluding the impact of a fourth quarter reserve adjustment. A reconciliation of operating income to these metrics is provided below and should be read in conjunction with the reconciliation presented above of operating income to income from continuing operations.

(in millions)	Year ended December 31, 2016
Operating income before interest expense and income taxes	$322.8
Fourth quarter reserve adjustment	174.1
Operating income excluding fourth quarter reserve adjustment before interest expense and income taxes	496.9
Pre-tax catastrophe effect	125.1
Ex-cat operating income excluding fourth quarter reserve adjustment before interest expense and income taxes	$622.0

Net Premiums Written Excluding the Impact of the Disposal of the U.K. Motor Business

Net premiums written for Chaucer as reported for the twelve months ended December 31, 2015 reflect the June 30, 2015 disposal of the U.K. motor business, including the transfer of $137.4 million of unearned premium reserves written prior to then for this line of business. This transfer of unearned premium reserves is part of the disposition of the U.K. motor business and has no impact on net premiums earned. The following is a reconciliation of net premiums written to those excluding the impact of the U.K. motor business disposition:

	Year Ended December 31,
(in millions)	2016	2015
Net premiums written	$4,698.8	$4,616.8
Adjustment for impact of U.K. motor business disposition in 2015	—	8.3
Total net premiums written excluding U.K. motor business disposition	$4,698.8	$4,625.1

B-2

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted via the Internet or telephone must be received by 11:59 p.m., EDT, on May 15, 2017.
Vote by Internet
• Go to www.envisionreports.com/thg
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Company Proposals —	The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposals 2 and 4, and that you vote for
1 YEAR on Proposal 3.

1. The election of four individuals to the Board of Directors:		For	Against	Abstain			For	Against	Abstain	+
01 - Michael P. Angelini	One - year term expiring in 2018	☐	☐	☐	02 - Jane D. Carlin	Three - year term expiring in 2020	☐	☐	☐
03 - Daniel T. Henry	Three - year term expiring in 2020	☐	☐	☐	04 - Wendell J. Knox	Three - year term expiring in 2020	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. The advisory approval of the Company’s executive compensation.	☐	☐	☐	3. Advisory vote on the frequency with which to hold future advisory votes on executive compensation.	☐	☐	☐	☐
4. The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of The Hanover Insurance Group, Inc. for 2017.	☐	☐	☐

B	Authorized Signatures —	This section must be completed for your vote to be counted. Please date and sign below.

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B.

2017 Annual Meeting of Shareholders
The Hanover Insurance Group, Inc.
Directions To The Hanover	Tuesday, May 16, 2017, 9:00 a.m.
440 Lincoln Street, Worcester, MA

From Boston.
•	Follow the Mass Pike west to exit 11A. Bear left after the exit to Rte. 495 north.
•	Follow Rte. 495 north to exit 25B.
•	Take Interstate 290 west to exit 20.
•	Turn right onto Lincoln Street.
•	The Hanover is on your left.
From New Hampshire And Northeastern Massachusetts.
•	Follow Route 495 south to exit 25B.
•	Take Interstate 290 west to exit 20.
•	Turn right onto Lincoln Street.
•	The Hanover is on your left.
From Connecticut And Western Massachusetts.
•	Follow the Mass Pike east to exit 10.
•	Proceed along Interstate 290 east to exit 20. Stay to the right when exiting.
•	At the end of the exit ramp, proceed through one set of traffic lights to a second set of lights.	Where To Park.
•	Turn left onto Lincoln Street and drive approximately one-quarter mile.	Parking is available at The Hanover’s front entrance on Lincoln Street. All visitors are requested to enter the main lobby and register with the receptionist upon arrival.
•	The Hanover is on your left.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — The Hanover Insurance Group, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2017

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Annual Report, Notice of Annual Meeting of Shareholders and the Proxy Statement, hereby appoint(s) Joseph M. Zubretsky and J. Kendall Huber, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company”) to be held on May 16, 2017, and all adjournments thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, FOR the advisory vote on executive compensation, for the holding of an advisory vote on executive compensation every ONE YEAR, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Your vote is important. Please vote your proxy today.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B.	+